UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑   Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12
General Mills, Inc.

(Name of Registrant as Specified In Its Charter)
Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑   No fee required.
☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1) Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which             the filing fee is calculated and state how it was determined):

       (4) Proposed maximum aggregate value of transaction:

       (5) Total fee paid:

☐   Fee paid previously with preliminary materials:
☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee        was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1) Amount Previously Paid:

       (2) Form, Schedule or Registration Statement No.:

       (3) Filing Party:

       (4) Date Filed:

NOTICE OF

2010 ANNUAL MEETING

OF STOCKHOLDERS

AND PROXY STATEMENT

Meeting Date:

Monday, September 27, 2010
at 11:00 a.m. (Central Daylight Time)

Meeting Place:

Children’s Theatre Company
2400 Third Avenue South
Minneapolis, Minnesota

August 16, 2010

Dear Stockholder:

It is my pleasure to invite you to the General Mills 2010 Annual Meeting of Stockholders. We will hold the meeting in the auditorium of the Children’s Theatre Company, 2400 Third Avenue South, Minneapolis, Minnesota, on Monday, September 27, 2010, at 11:00 a.m. Central Daylight Time. During the meeting, we will discuss each item of business described in this Notice of Annual Meeting of Stockholders and Proxy Statement, and we will give a current report on our business operations. There also will be time for questions. We expect the meeting to adjourn at about 12:15 p.m. We hope you will be able to attend the meeting. If you need special assistance at the meeting because of a disability, please contact the Corporate Secretary at the address above or via e-mail at corporate.secretary@genmills.com.

Whether or not you expect to attend, please vote your proxy so your shares will be represented at the meeting.

Sincerely,

NOTICE OF
2010 ANNUAL MEETING OF STOCKHOLDERS
SEPTEMBER 27, 2010

August 16, 2010

Dear Stockholder:

The Annual Meeting of Stockholders of General Mills, Inc. will be held on Monday, September 27, 2010, at 11:00 a.m., Central Daylight Time, in the auditorium of the Children’s Theatre Company, 2400 Third Avenue South, Minneapolis, Minnesota. Stockholders will be asked to:

1.	Elect as directors the 14 nominees named in the attached proxy statement;

2.	Approve the Executive Incentive Plan;

3.	Ratify the appointment of KPMG LLP as General Mills’ independent registered public accounting firm for our fiscal year ending May 29, 2011;

4.	Cast an advisory vote on executive compensation; and

5.	Transact any other business that properly comes before the meeting.

The record date for the Annual Meeting is July 29, 2010. If you held General Mills stock at the close of business on that date, you are entitled to vote at the Annual Meeting.

Your vote is important. We encourage you to vote by proxy, even if you plan to attend the meeting. You may vote your proxy as follows:

•	If you received a Notice of Internet Availability of Proxy Materials in the mail, you may use the 12-digit control number on the Notice to access the proxy materials and vote via the Internet at www.proxyvote.com; or

•	If you have a printed copy of the proxy materials, you may use the 12-digit control number on your proxy card to vote by telephone or via the Internet at www.proxyvote.com, or you may sign and return the proxy card.

Please consult your Notice of Internet Availability of Proxy Materials or proxy card for specific voting instructions. For questions on accessing proxy materials or voting on the Internet, please contact us at 800-245-5703.

To request a printed copy of the proxy materials, please call 800-579-1639, e-mail sendmaterial@proxyvote.com or visit www.proxyvote.com. You will need your 12-digit control number to make your request.

Sincerely,

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 27, 2010

Our Notice of 2010 Annual Meeting of Stockholders, Proxy Statement and Annual Report to
Stockholders are available on the General Mills website at www.generalmills.com in the “Investors” section.

i

GENERAL MILLS, INC.
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
MONDAY, SEPTEMBER 27, 2010

The board of directors of General Mills, Inc. (referred to as “General Mills,” “we,” “our,” “us” or the “company”) is soliciting proxies for use at the Annual Meeting of Stockholders to be held on September 27, 2010. This proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. We first mailed or made available the proxy materials on or about August 16, 2010.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

The fourteen director nominees presented below are recommended for election to the board of directors. They will be elected by a majority of votes cast for a one-year term and serve until the next annual meeting where their successors are elected, or, if earlier, until their retirement, resignation or removal. If unforeseen circumstances (such as death or disability) make it necessary for the board of directors to substitute another person for any of the nominees, the proxies will vote your shares for that other person unless you instruct us otherwise when you vote.

The board believes that meaningful stockholder participation is critical to the election of directors. Generally, our directors are elected annually by a majority of votes cast. If an incumbent director is not re-elected, the director must promptly offer his or her resignation to the board. The corporate governance committee will recommend to the board whether to accept or reject the resignation, and the board will disclose its decision and the rationale behind it within 90 days from the certification of the election results. If ever there are more director nominees than the number of directors to be elected, the directors will be elected by a plurality of the votes cast.

Our overall board composition guidelines require expertise in fields relevant to the business of the company and prioritize a breadth of experience from a variety of industries and from professional disciplines such as finance, academia, law and government. Our guidelines also include a policy of encouraging a diversity of gender, ethnicity, age and geographic location; and a range of tenures on the board to ensure both continuity and fresh perspective. The corporate governance committee periodically evaluates our progress against these guidelines in conjunction with its director search process. Final approval of director nominees is determined by the full board, based on the recommendation of the corporate governance committee.

We have well-defined selection criteria for individual directors that require independence, integrity, experience and sound judgment in areas relevant to our businesses, a proven record of accomplishment, willingness to speak one’s mind and commit sufficient time to the board, appreciation for the long-term interests of stockholders, the ability to challenge and stimulate management and the ability to work well with fellow directors.

As part of each director’s biography, we identify and describe key experiences, qualifications and skills that the director contributes to the board. While each director comes from a unique background, the overall composition of the board includes broad experience in a number of important areas:

•	Leadership. We believe that directors who have served as chief executive officers or senior executives are in a position to contribute practical insight into issues of business strategy and operations. They also have access to important sources of market intelligence, analysis and relationships that benefit the company.

•	Industry experience. As a company that relies on the strengths of our branded products, we seek directors who are familiar with the consumer packaged goods industry, have global marketing and retail experience, and who have brand building expertise.

•	Financial expertise. We believe that a strong understanding of finance and financial reporting processes is important for our directors. Our directors have significant capital markets experience, corporate finance expertise and financial reporting backgrounds. Each of our audit committee members is financially literate, and three of our directors qualify as audit committee financial experts.

•	Public policy experience. Directors with governmental and policymaking experience play an increasingly important role on our board as our business becomes more heavily regulated and as our engagement with stakeholders continues to expand.

•	Global perspective. A significant portion of the company’s future growth depends on its success in markets outside of the United States. Directors with a global perspective help us make decisions on our strategic expansion into those markets.

Bradbury H. Anderson                                                                  Director since 2007

Bradbury H. Anderson, age 61, served as Vice Chairman of the Board of Best Buy Co., Inc., an electronics retailer, from 2002 until his retirement in June 2010. He was also Chief Executive Officer of Best Buy from 2002 until his retirement from that position in June 2009. Mr. Anderson joined Best Buy in 1973. Prior to becoming Chief Executive Officer, he served as Executive Vice President from 1986 to 1991 and President and Chief Operating Officer from 1991 to 2002.

Mr. Anderson brings to the board nearly 30 years of valuable retail expertise, unique consumer insights and brand building experience. He also adds strong leadership capabilities, strategic planning experience and operating expertise. During his tenure at Best Buy, Mr. Anderson helped to build the company from a local electronics retailer into a Fortune 100 company with a very strong branded identity.

R. Kerry Clark                                                                        Director since May 2009

R. Kerry Clark, age 58, served as Chairman and Chief Executive Officer of Cardinal Health, Inc., a provider of health care products and services, until his retirement in September 2009. Mr. Clark joined Cardinal Health in April 2006 as President and Chief Executive Officer and became Chairman in November 2007. Prior to that, he had held various positions at The Procter & Gamble Company, a consumer products company, since 1974, including President of P&G Asia; President, Global Market Development and Business Operations; and from 2004 to 2007, Vice Chairman of the Board. He is a director of Textron, Inc. and Bausch & Lomb, Incorporated, and he was a director of Cardinal Health, Inc., from 2006 to 2009.

Mr. Clark brings to the board business leadership, corporate strategy and operating expertise, and a strong background in consumer packaged goods. In particular, he has extensive experience in launching new products, brand building, innovation, marketing, customers and sales channels. Mr. Clark also lends a global business perspective, based on his leadership of global business operations at Procter & Gamble.

Paul Danos                                                                                    Director since 2004

Paul Danos, age 68, has been Dean and Laurence F. Whittemore Professor of Business Administration at Tuck School of Business at Dartmouth College since 1995. Prior to that, Mr. Danos held academic positions at the University of Michigan from 1974 to 1995, the University of Texas from 1971 to 1974 and the University of New Orleans from 1970 to 1971. He is a director of B.J.’s Wholesale Club, Inc.

As a scholar and educator, Mr. Danos brings to the board significant financial accounting expertise and a unique approach to examining issues. Mr. Danos has been involved in several decades of research and scholarship, most recently as a Dean at Dartmouth College and before that as the Arthur Andersen Professor of Accounting at the University of Michigan. Mr. Danos is also actively involved in corporate governance and risk assessment, as a member of the audit committee and the chair of the corporate governance committee at B.J.’s Wholesale Club. He is one of our audit committee’s financial experts.

William T. Esrey                                                                             Director since 1989

William T. Esrey, age 70, is Chairman of the Board of Spectra Energy Corp., a provider of natural gas infrastructure, and Chairman Emeritus of Sprint Nextel Corporation, a telecommunications company. Mr. Esrey served as Chairman of the Board for Sprint from 1990 to 2003 and Chief Executive Officer from 1985 to 2003. Mr. Esrey is a director of Airvana, Inc.

As a former Chairman of the Board and Chief Executive Officer of Sprint Nextel Corporation, Mr. Esrey brings leadership, strategic planning, mergers and acquisitions and operating experience from a large, diversified company. During his tenure at Sprint, the company developed from a rural telephone company into a multibillion dollar international corporation. Mr. Esrey also served as managing director at the investment banking firm of Dillon Read & Co. and provides the board with significant capital markets and corporate finance expertise. He currently serves as our finance committee chair, and is one of the company’s audit committee financial experts.

Raymond V. Gilmartin                                                                   Director since 1997

Raymond V. Gilmartin, age 69, has been a Professor of Management Practice at the Harvard Business School since July 2006. He is the former Chairman, President and Chief Executive Officer of Merck & Company, Inc., a pharmaceutical company, and served in that capacity from 1994 to 2005. He served as Special Advisor to the Executive Committee of the Board of Merck from 2005 to 2006. He previously served as Chairman, President and Chief Executive Officer of Becton Dickinson and Company, a medical technology company. Mr. Gilmartin is a director of Microsoft Corporation.

Mr. Gilmartin brings to the board strong leadership, strategic planning capabilities, new product innovation and branding experience, and international operating expertise from his time at Merck. As our Presiding Director, he draws on his management and boardroom experiences to foster active discussion and collaboration among the independent directors on the board, and to serve as an effective liaison with management. Mr. Gilmartin also provides direct access to the latest developments and scholarship concerning strategic business planning, based on his faculty position at the Harvard Business School.

Judith Richards Hope                                                                   Director since 1989

Judith Richards Hope, age 69, has been Distinguished Visitor from Practice and Professor of Law since March 2005 and was an Adjunct Professor from 2002 to 2004 at Georgetown University Law Center. Ms. Hope was a partner at the law firm of Paul, Hastings, Janofsky & Walker from 1981 until 2003 and a Senior Advisor to the Paul, Hastings firm from 2004 to 2005. Ms. Hope is a director of Union Pacific Corporation.

Ms. Hope brings considerable legal oversight, risk assessment and policymaking expertise to the board and the public responsibility committee. Ms. Hope’s law practice extensively involved clients from regulated industries. She served as Vice Chair of the President’s Commission on Organized Crime under President Ronald Reagan and as Associate Director of the White House Domestic Council under President Gerald Ford. Ms. Hope is also the chair of the audit committee at our company and at Union Pacific.

Heidi G. Miller                                                                                Director since 1999

Heidi G. Miller, age 57, was appointed in June 2010 as President of JPMorgan International, a division of JPMorgan Chase & Co. which focuses on growth in emerging markets and expanding the bank’s global corporate bank. She previously had served as Executive Vice President, ceo, Treasury & Security Services, of JPMorgan Chase since July 2004. From 2002 to 2004, Ms. Miller served as Executive Vice President and Chief Financial Officer of Bank One Corporation.

Ms. Miller’s financial expertise, risk management skills and international business background are valuable assets to the board and the finance committee. After earning a doctorate in Latin American History at Yale University, Ms. Miller spent 13 years with the Latin America Division of Chemical Bank, serving most recently as managing director and head of the emerging markets structured finance group. More recently, as head of Treasury & Security Services at JPMorgan Chase, she led the successful launch of a variety of new products and the group’s global expansion, particularly in Asia.

Hilda Ochoa-Brillembourg                                                            Director since 2002

Hilda Ochoa-Brillembourg, age 66, is the founder and has been since 1987 the President and Chief Executive Officer of Strategic Investment Group and Director of Emerging Markets Investment Corporation, both investment advisory firms. From 1976 to 1987, she served in various capacities within the Pension Investment Division of the World Bank, including as its Chief Investment Officer from 1981 to 1987. Prior to joining the World Bank, she served as an independent consultant in the fields of economics and finance, a lecturer at the Universidad Catolica Andres Bello in Venezuela and as treasurer of the C.A. Luz Electricia de Venezuela in Caracas. Ms. Ochoa-Brillembourg is a director of McGraw-Hill Companies.

As President and Chief Executive Officer of the Strategic Investment Group, and as a former Chief Investment Officer for the World Bank, Ms. Ochoa-Brillembourg brings both a public and a private sector perspective on financial markets, financial services, corporate finance and accounting to the board. From these roles, she has experience developing and reviewing risk management processes. She also contributes significant global policymaking and international experience, based on her service at the World Bank and the David Rockefeller Center for Latin American Studies.

Steve Odland                                                                                 Director since 2004

Steve Odland, age 51, has been Chairman and Chief Executive Officer of Office Depot, Inc., an office merchandise retailer, since March 2005. From January 2001 to March 2005, he was Chairman and Chief Executive Officer of AutoZone, Inc., an auto parts retailer. Mr. Odland was an executive with Ahold USA, an international food retailer, from 1998 to 2000 and was President of the Foodservice Division of Sara Lee Bakery from 1997 to 1998. He was employed by The Quaker Oats Company from 1981 to 1996. He served as a director of AutoZone from 2001 to 2005.

As Chairman and Chief Executive Officer, currently at Office Depot and formerly at AutoZone, Mr. Odland brings business leadership and strategic planning skills, retail expertise and an operating background to the board. He provides valuable insights into consumer products marketing, brand building, food service business-to-business and international management from his executive roles in the food industry at Ahold, Quaker Oats and Sara Lee. Mr. Odland also lends expertise on corporate governance policy and corporate financial planning.

Kendall J. Powell                                                                           Director since 2006

Kendall J. Powell, age 56, is Chairman of the Board and Chief Executive Officer of General Mills. Mr. Powell joined General Mills in 1979 and served in a variety of positions before becoming a Vice President in 1990. He became President of Yoplait in 1996, President of the Big G cereal division in 1997, and Senior Vice President of General Mills in 1998. From 1999 to 2004, he served as Chief Executive Officer of Cereal Partners Worldwide (CPW), our joint venture with Nestlé. He returned from CPW in 2004 and was elected Executive Vice President. Mr. Powell was elected President and Chief Operating Officer of General Mills with overall global operating responsibility for the company in June 2006, Chief Executive Officer in September 2007 and Chairman of the Board in May 2008. He is a director of Medtronic, Inc.

During Mr. Powell’s tenure as Chairman and Chief Executive Officer, the company has experienced successive years of strong sales, profit and earnings growth, coupled with strong returns to stockholders. Mr. Powell has served in a number of key marketing and operational roles in the company’s US Retail divisions. He also spent eleven years abroad focusing on our international operations, including five years as Chief Executive Officer of CPW. His career-long dedication to the company; wide-ranging familiarity with the business; experience with the strategies that drive growth, both in the U.S. and internationally; and his collaborative working style have positioned him well to serve as our Chairman of the Board.

Lois E. Quam                                                               Director since 2007

Lois E. Quam, age 49, is the founder of Tysvar, LLC, a company that develops businesses in the health care and clean energy sectors. From August 2007 to March 2009, she was Managing Director of Alternative Investments at Piper Jaffray, an investment bank and international securities firm. Prior to that, Ms. Quam had served in various capacities at insurance provider UnitedHealth Group since 1989, including as Executive Vice President, President of the Public and Senior Markets Group from 2006 to 2007 and as Chief Executive Officer of the Ovations division from 2002 to 2006.

As a former senior executive at UnitedHealth Group and founder of a venture capital firm, Ms. Quam brings to the board strong strategic planning and management skills from high-growth settings. She also has significant experience on public policy and regulatory issues on a national and an international level, and she is a highly respected voice in the discussion on sustainable energy solutions and health care services. Ms. Quam served as a Senior Advisor on the White House Task Force on National Health Care Reform.

Michael D. Rose                                       Director from 1985 to 2000 and since 2004

Michael D. Rose, age 68, has been Chairman of the Board of First Horizon National Corporation, a banking and financial services company, and its subsidiary, First Tennessee Bank National Association, since January 2007. Since 1998, Mr. Rose has been a private investor and Chairman of Midaro Investments, Inc., a privately held investment firm. He served as Chairman of the Board of Gaylord Entertainment Company from 2001 to 2005. Mr. Rose is also a director of Darden Restaurants, Inc. and Gaylord Entertainment Company. He served as a director at SteinMart, Inc. from 1998 to 2006, and at FelCor Lodging Trust from 1998 to 2006.

Based on his service as chairman for a number of public companies, most recently at First Horizon and Gaylord Entertainment, Mr. Rose brings leadership, strategic planning and governance expertise to the board. His knowledge of retail and consumer issues, accumulated over years of leadership roles in consumer service and hospitality companies, has enriched board discussions on marketing and brand building strategies. Mr. Rose is also active in governance and compensation matters. He serves as chair of the compensation committee at our company and at Darden Restaurants.

Robert L. Ryan                                                                               Director since 2005

Robert L. Ryan, age 67, served as Senior Vice President and Chief Financial Officer of Medtronic, Inc., a medical technology company, from 1993 until his retirement in April 2005. Mr. Ryan was Vice President, Finance, and Chief Financial Officer of Union Texas Petroleum Corp. from 1984 to 1993, Controller from 1983 to 1984 and Treasurer from 1982 to 1983. Prior to 1982, Mr. Ryan was Vice President at Citibank and was a management consultant for McKinsey & Company. Mr. Ryan is a director of Stanley Black & Decker, Inc., Citigroup Inc. and Hewlett-Packard Company, and he was a director of UnitedHealth Group from 1996 to 2008.

As former Chief Financial Officer at Medtronic and Union Texas Petroleum, Mr. Ryan brings significant audit, financial reporting, corporate finance and risk management experience to the board, including experience overseeing the controller, global audit, tax and treasury functions at these public companies. He has a high level of understanding of the board’s role and responsibilities based on his service on other public company boards. He is one of our audit committee financial experts.

Dorothy A. Terrell                                                                          Director since 1994

Dorothy A. Terrell, age 65, has been a limited partner of First Light Capital, a venture capital firm, since April 2003. Ms. Terrell served as President and Chief Executive Officer of the Initiative for a Competitive Inner City, a non-profit organization focused on inner city business development, from 2005 until 2007, and as Senior Vice President, Worldwide Sales, and President, Platform & Services Group, of NMS Communications, a producer of hardware and software component products for telecommunications applications, from 1998 until 2002. She served in various executive management capacities at Sun Microsystems, Inc. from 1991 to 1997 and Digital Equipment Corporation from 1976 to 1991. Ms. Terrell is a director of Herman Miller, Inc., and she was a director at Sears, Roebuck and Co. from 1996 to 2005 and at Lightbridge, Inc. from 2003 to 2005.

During her leadership roles at First Light and at three premier technology companies, Ms. Terrell has helped businesses reach profitability, and she brings a breadth of experience in e-commerce, international marketing, plant management, manufacturing and enterprise risk assessment to the board’s strategic discussions. Ms. Terrell’s commitment to inner city business development and health care causes has positioned her to be an informed and effective chair for our public responsibility committee.

The board of directors unanimously recommends a vote FOR each director nominee.

CORPORATE GOVERNANCE

We have a long-standing commitment to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue the strategic objectives of General Mills and ensure the company’s long-term vitality for the benefit of stockholders. The cornerstone of our practices is an independent and qualified board of directors. All directors are elected annually by a majority of votes cast by stockholders. All board committees are composed entirely of independent directors.

The board carefully evaluates each incoming director candidate based on selection criteria and overall priorities for board composition that are periodically re-examined by the corporate governance committee with input from the rest of the directors. As our directors’ commitments change, the board revisits their situations to ensure that they can continue to serve the best interests of the company and its stockholders. We also demand high standards of ethics from our directors and management as described in the director and employee codes of conduct.

Our governance principles are published on our website at www.generalmills.com in the “Investors” section. We have included some highlights from those principles below:

Board Independence

•	The board believes that a substantial majority of its members should be independent, non-employee directors. The board has established guidelines consistent with the current listing standards of the New York Stock Exchange for determining director independence. You can find these guidelines in Appendix A of this proxy statement.

•	Director affiliations and transactions are regularly reviewed to ensure there are no conflicts or relationships that might impair a director’s independence from the company, senior management and our independent registered public accounting firm.

•	The board has reviewed transactions between the company and each of our non-employee directors, their immediate family members and affiliated entities within the last three fiscal years, including transactions by which the company has obtained electronics and technical support services from Best Buy, where Mr. Anderson served as Chief Executive Officer and Vice Chairman; educational services from universities where Mr. Danos and Mr. Gilmartin serve on the faculties; investment banking and financial services from JPMorgan Chase, where Ms. Miller serves as an executive officer; office supplies from Office Depot, where Mr. Odland serves as Chairman and Chief Executive Officer; and asset management services from a firm in which Ms. Ochoa-Brillembourg has an ownership interest, as described under Certain Relationships and Related Transactions. The board determined that each of these transactions was conducted in the ordinary course of our business and did not create a material relationship between the company and any of the directors involved, according to our independence guidelines.

•	Based on this review, the board has affirmatively determined that the following non-employee directors are independent under our guidelines and as defined by New York Stock Exchange listing standards: Bradbury H. Anderson, R. Kerry Clark, Paul Danos, William T. Esrey, Raymond V. Gilmartin, Judith Richards Hope, Heidi G. Miller, Hilda Ochoa-Brillembourg, Steve Odland, Lois E. Quam, Michael D. Rose, Robert L. Ryan and Dorothy A. Terrell. The board has also determined that all board committees are composed entirely of independent, non-employee directors.

Certain Relationships and Related Transactions

•	Our board of directors has adopted a written policy for reviewing and approving transactions between the company and its related persons, including directors, director nominees, executive officers, 5% stockholders and their immediate family members or affiliates. The policy applies to:

—	all financial transactions, arrangements or relationships involving over $100,000;

—	in which the company, or one of its affiliates, is a participant; and

—	in which a related person could have a direct or indirect interest.

•	The policy does not apply to certain compensation payments which have been approved by the compensation committee or disclosed in the proxy statement; transactions that are available to all other stockholders or employees on the same terms; or transactions with an entity where the related person’s interest is only as a director or a less than 10% owner.

•	The board has delegated to our corporate governance committee the authority to review potential or existing transactions. The corporate governance committee will only approve or ratify those transactions that are determined to be consistent with the best interests of the company and its stockholders, and that comply with applicable policies, codes of conduct and legal restrictions.

•	The corporate governance committee reviewed and ratified a number of commercial and charitable transactions in fiscal 2010, including the following: Hilda Ochoa-Brillembourg, a General Mills director, is a director and minority owner of Emerging Markets Investors Corporation (“EMI”), and as a result, has an indirect interest in its affiliate, Emerging Markets Management LLC (“EMM”). Approximately $88.7 million of General Mills retirement plan assets are invested in an EMM fund named the Emerging Markets Investors Fund (the “EMM Fund”), and the EMM Fund received management fees of approximately $959,583 attributable to these investments during fiscal 2010. Based on her ownership interest in EMI, Ms. Ochoa-Brillembourg had a financial interest of approximately $100,756 in the management fees. In determining that these relationships are consistent with the best interests of the company and its stockholders, and do not impair her independence, the committee considered the following factors:

—	Our relationship with EMI pre-dates Ms. Ochoa-Brillembourg’s election to our board of directors, and she was not involved in establishing the relationship with EMI.

—	Ms. Ochoa-Brillembourg is not involved in the day-to-day operation of the EMM Fund.

—	She has never had any direct involvement in providing services to our benefit plans.

—	The compensation paid to the EMM Fund was determined through arms-length negotiations and is customary in amount.

—	The board has determined that her financial interest in the transaction would not impact her willingness or ability to act independently from management.

Director Nominations

The corporate governance committee is responsible for recommending candidates for election to our board of directors. For more information on overall board composition guidelines and selection criteria for individual directors, see Proposal Number 1 — Election of Directors. The corporate governance committee also reviews whether a potential candidate meets board and/or committee membership requirements imposed by law, regulation or stock exchange rules; recommends whether a potential candidate is independent and evaluates the potential for any conflict of interest between the director and General Mills.

Director nominees recommended by the corporate governance committee are subject to full board approval and election by stockholders at an annual meeting of stockholders. From time to time, the corporate governance committee retains a search firm to assist in identifying, evaluating and recruiting director candidates, based on specified criteria, and pays the firm a fee for these services. Suggestions also are received from board members and stockholders. Of the fourteen directors recommended for election at the 2010 Annual Meeting, all nominees were elected as directors at our 2009 Annual Meeting.

Stockholders who wish to suggest a candidate for our board of directors may submit a written recommendation to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440, along with the stockholder’s name, address and the number of General Mills shares beneficially owned; the name of the individual being nominated and number of General Mills shares beneficially owned by the candidate; the candidate’s biographical information describing experience and qualifications; a description of all agreements, arrangements or understandings between the stockholder and individual being nominated; and the candidate’s consent to serve as a director, if elected. The corporate governance committee may request that the stockholder provide certain additional information. For a candidate to be considered for the slate recommended in our proxy statement for the 2011 Annual Meeting, stockholders should submit the required information to the Corporate Secretary by April 18, 2011.

The corporate governance committee will consider and evaluate stockholder-recommended candidates by applying the same criteria used to evaluate director-recommended candidates. If the corporate governance committee decides the candidate is suitable for board membership, the corporate governance committee will make a recommendation to the board of directors for its approval to include the candidate in the slate of directors nominated for election by stockholders in the proxy statement. During fiscal 2010, we received no director nominations from our stockholders.

Under our By-laws, stockholders may also nominate a candidate for election at an annual meeting of stockholders. Our annual meeting is typically held on the fourth Monday in September. Stockholders who intend to present a nomination at our 2011 Annual Meeting are required to notify the Corporate Secretary in writing and provide the information described in our By-laws no earlier than May 30, 2011 and no later than June 29, 2011. Director nominees submitted through this process will be eligible for election at the annual meeting, but will not be included in proxy materials sent to stockholders prior to the meeting.

Board Leadership

•	The Chairman of the Board leads the board and oversees board meetings and the delivery of information necessary for the board’s informed decision-making. The Chairman also serves as the principal liaison between the board and our management.

•	The board determines whether the role of the Chairman and the Chief Executive Officer should be separated or combined based on its judgment as to the structure that best serves the interests of the company. Currently, the board believes that the positions of Chairman and Chief Executive Officer should be held by the same person as this combination has served and is serving the company well by providing unified leadership and direction.

•	When the Chairman and Chief Executive Officer roles are combined, the chair of the corporate governance committee:

—	acts as the presiding director and presides at all board meetings at which the Chairman is not present, including executive sessions of the non-employee directors;

—	serves as a liaison between the Chairman and the non-employee directors;

—	approves board meeting agendas and consults with the Chairman on information provided to the board;

—	approves meeting schedules to assure that there is sufficient time for discussions;

—	calls meetings of the non-employee directors and sets agendas for executive sessions; and

—	serves as board representative for consultation and direct communication with major stockholders on issues that the board determines may not be addressed by the Chairman or other board designees and as otherwise deemed appropriate by the board.

The Board’s Role in Risk Management

The board believes that effective enterprise risk management must be an integral part of board and committee deliberations throughout the year.

•	The audit committee annually reviews the company’s enterprise risk management process and the comprehensive assessment of key financial, operational and regulatory risks identified by management, as well as mitigating practices. The audit committee then discusses the process and results with the full board.

•	In addition, the board discusses risks related to the company’s annual financial plan at the beginning of each fiscal year, its business strategy at the Board’s annual strategic planning meeting and other topics as appropriate.

•	Each committee conducts its own risk assessment and management activities throughout the year, some of which are highlighted under Board Committees and Their Functions, and reports its conclusions to the board.

•	The board also encourages management to promote a corporate culture that integrates risk management into the company’s corporate strategy and day-to-day business operations in a way that is consistent with the company’s targeted risk profile.

Through these processes, the board oversees a system to identify, assess and address material risks to the company on a timely basis.

Compensation Risk Assessment

Management conducted a risk assessment of the company’s employee compensation policies and practices, including those that apply to our executive officers, with the assistance of Frederic W. Cook & Co., Inc., the compensation committee’s independent consultant.

The risk assessment began with a mapping of the company’s incentive programs, by employee type and level as well as across business units. Management then analyzed the likelihood and magnitude of potential risks, focusing on program elements that may create risk, including pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, terms of equity incentives, change in control and severance arrangements, sufficiency of stock ownership guidelines, governance of compensation decisions and enterprise risks that may be created by compensation policies and practices. Management also considered our practices that mitigate risk.

Management discussed the findings of the risk assessment with the compensation committee and the full board. Based on the assessment, we have concluded that our compensation policies and practices are aligned with the interests of stockholders, appropriately reward pay for performance and do not create risks that are reasonably likely to have a material adverse effect on the company.

Board Committees and Their Functions

The board has five standing committees that are each composed entirely of independent directors. The corporate governance committee reviews committee and committee chair assignments annually, and recommends committee rosters to the full board after considering factors such as the directors’ business and corporate governance experience, their preferences, criteria for specific committee service, the directors’ other responsibilities and scheduling flexibility. Assignments are rotated to ensure that each committee has an appropriate mix of tenure and experience. Committee membership shown below is as of August 1, 2010:

Audit Committee

Number of meetings in fiscal 2010: Six

Functions:	• Oversees integrity, adequacy and effectiveness of internal controls, audits, financial reporting processes and the compliance program, including the Employee Code of Conduct;

•   Assesses and ensures the independence, qualifications and performance of our independent registered public accounting firm, selects the independent registered public accounting firm for the annual audit and approves the independent registered public accounting firm’s services and fees;

• Meets with the independent registered public accounting firm, without management present, to consult with it and review the scope of its audit;
• Reviews our annual risk assessment process and policy compliance;
• Reviews and discusses with management the company’s enterprise risk management processes, policies and guidelines for identifying, assessing and managing key financial and operational risks;
• Reviews and approves our annual audited financial statements before issuance, subject to the board of directors’ approval; and
• Reviews the performance of the internal audit function.
Financial Experts:	The board of directors has unanimously determined that (i) all audit committee members are financially literate under the New York Stock Exchange listing standards and (ii) Mr. Danos, Mr. Esrey and Mr. Ryan qualify as “audit committee financial experts” within the meaning of Securities and Exchange Commission (“SEC”) regulations and have accounting or related financial management expertise as required by the New York Stock Exchange listing standards. Each member also meets the independence standards for audit committee membership under the rules of the SEC.

Compensation Committee

Number of meetings in fiscal 2010: Four

Functions:	• Reviews compensation policies for executive officers and employees to ensure they provide appropriate motivation for corporate performance and increased stockholder value;
• Conducts performance reviews of the Chief Executive Officer;
• Recommends compensation and equity awards for the Chief Executive Officer and approves them for other senior executives;
• Recommends the compensation and equity awards for the non-employee directors;
• Reviews compensation policies for executive officers and employees to ensure that they do not create risks that are reasonably likely to have a material adverse effect on the company; and
• Reviews and discusses with management the Compensation Discussion and Analysis and recommends its inclusion in the proxy statement.

Corporate Governance Committee

Number of meetings in fiscal 2010: Four

Functions:	• Monitors and recommends changes in the organization and procedures of the board, including committee appointments and corporate governance policies;
• Develops policy on composition, participation and size of the board as well as tenure and retirement of directors;
• Recommends candidates for election to the board and evaluates continuing service of incumbent directors;
• Oversees the board self-evaluation process; and
• Reviews and approves transactions between General Mills and related persons.

Finance Committee

Number of meetings in fiscal 2010: Five

Functions:	• Reviews financial policies and performance objectives, including dividend policy;
• Reviews financial risk management strategies, including the use of derivatives;
• Reviews changes in our capital structure, including debt issuances, common stock sales, share repurchases and stock splits; and
• Reviews the annual business plan and related financing implications.

Public Responsibility Committee

Number of meetings in fiscal 2010: Two

Functions:	• Reviews public policy and social trends affecting General Mills;
• Monitors our corporate citizenship activities;
• Evaluates our policies to ensure they meet ethical obligations to employees, consumers and society; and
• Reviews our policies governing political contributions and our record of contributions.

A copy of each committee’s charter may be found on our website at www.generalmills.com in the “Investors” section under “Corporate Governance.”

Directors are expected to attend all board and committee meetings, as well as the annual meetings of stockholders, absent exigent circumstances. All of our 14 directors attended the 2009 Annual Meeting of Stockholders. During fiscal 2010, the board of directors met six times and various committees of the board met a total of 27 times. All directors attended at least 75% of the aggregate total meetings of the board and board committees on which they served during fiscal 2010.

Determining Executive Compensation

At the beginning of each fiscal year, the compensation committee reviews and approves compensation for our executive officers, with a view to incenting the achievement of superior financial results and appropriately aligning pay and performance. The committee approves changes to each component of executive officer compensation, including merit increases to base salary, annual incentive awards for the prior fiscal year’s performance, long-term incentive equity awards and performance objectives for the next fiscal year. For the Chief Executive Officer, the board reviews and approves the committee’s recommendations.

The compensation committee, and particularly its chair, actively works with Frederic W. Cook & Co., Inc., the committee’s independent compensation consultant, to formulate compensation decisions for our Chief Executive Officer. Management, with the oversight of the independent compensation consultant, makes recommendations to the committee for the rest of the executive officers. In addition to management’s and the consultant’s recommendations, which are accompanied by competitive market data from the consumer packaged goods industry peer group, the compensation committee bases its decisions on corporate performance as measured by our incentive programs; for the Chief Executive Officer, the committee’s evaluation of his performance against the fiscal year’s objectives; and for other executive officers, the recommendations of the Chief Executive Officer. The committee also uses tally sheets to evaluate proposed pay actions for each executive officer in the context of their overall compensation, including actual and projected annual compensation and benefits, fiscal year stock gains, five-year cumulative total gross earnings, accumulated stock award values, retirement balances and termination benefits.

The compensation committee conducts a performance assessment for the Chief Executive Officer that includes input from all independent non-employee directors. In an executive session, the chair of the compensation committee leads independent non-employee directors through a review of the Chief Executive Officer’s annual accomplishments, review and approval of compensation actions recommended by the compensation committee and review of performance objectives for the next fiscal year. Following the executive session, the chair of the compensation committee communicates the results of the evaluation to the Chief Executive Officer.

The independent compensation consultant periodically conducts a detailed review of the consumer packaged industry peer group and internal equity comparisons to support the compensation committee’s review process, including benchmarking on pay philosophies, compensation elements separately and in total, and incentive mix. Frederic W. Cook & Co., Inc., advises the compensation committee on director and executive compensation, but performs no other services for General Mills.

A representative of the independent compensation consultant attends compensation committee meetings from time to time to serve as a resource for the compensation committee. In order to encourage independent review and discussion of executive compensation matters, the compensation committee and the committee chair may request meetings with the independent compensation consultant in executive session without management present.

The compensation committee has sole authority to retain or replace the independent compensation consultant. In order to maintain consultant independence, the compensation committee adopted a formal policy in fiscal 2008 requiring compensation committee pre-approval of work performed by the independent compensation consultant.

Codes of Conduct for Directors and Employees

We have adopted a code of conduct applicable to all employees, including our principal executive officer, principal financial officer and principal accounting officer, and a code of conduct applicable to our directors. The codes of conduct are available on our website at www.generalmills.com.

The audit committee of the board of directors has established procedures for employees, stockholders, vendors and others to communicate concerns about our ethical conduct or business practices, including accounting, internal controls or financial reporting issues, to the audit committee, which has responsibility for these matters.

Communications with the Board

Interested parties may directly contact any of our directors, any committee of the board, the board’s non-employee directors as a group or the board generally, by writing to them at General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440 or via e-mail at boardofdirectors@genmills.com. The board of directors has instructed the Corporate Secretary to distribute communications to the director or directors, after ascertaining whether the communications are appropriate to duties and responsibilities of the board. The board has requested that the Corporate Secretary not forward the following types of communications: general surveys and mailings to solicit business or advertise products; job applications or resumes; product inquiries or complaints; new product suggestions; or any material that is threatening, illegal or does not relate to the responsibilities of the board.

DIRECTOR COMPENSATION AND BENEFITS

We structure director compensation to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of stockholders.

Determining Director Compensation.  The compensation committee periodically reviews surveys of non-employee director compensation trends, and a competitive analysis of peer company practices prepared by the independent compensation consultant, and makes recommendations to the board of directors on compensation for our non-employee directors, including their retainers and annual equity awards. Each component of director compensation is described below.

Annual Retainer.  Non-employee directors each receive an annual retainer of $75,000. The chair of the audit committee receives an additional $15,000, chairs of other committees receive an additional $10,000, and other audit committee members receive an additional $5,000. We do not pay any additional fees for attending or chairing a meeting. We pay annual retainers in quarterly installments. Directors can elect to have their retainers paid in cash and/or common stock.

Stock Ownership Policy.  A substantial portion of director compensation is linked to our stock performance, and directors can elect to receive their entire board remuneration in stock and stock-related compensation. Our policy requires that directors keep all of the shares that they receive as compensation until they own shares equal in market value to at least five-times their annual retainer. As of July 29, 2010, all non-employee directors had met or exceeded these stock ownership requirements, except for those directors who were elected within the past three years and who are still accumulating shares.

Restricted Stock Units.  Upon attending their first board meeting and at each re-election, each non-employee director receives restricted stock units with a value of $90,000. The number of restricted stock units is determined based on the closing price of our common stock on the New York Stock Exchange on the date of the grant. Restricted stock units are granted under the 2006 Compensation Plan for Non-Employee Directors. The restricted stock units vest at the next annual meeting of stockholders. Directors who leave the board prior to vesting forfeit their restricted stock units. In the event an active director dies, his or her restricted stock units fully vest. Restricted stock units earn amounts equivalent to the regular dividend payments on our common stock. These amounts can be reinvested in additional stock units or paid to the director.

Stock Options.  Upon attending their first board meeting and at each re-election, each non-employee director receives stock options to purchase a certain number of shares for every restricted stock unit that they receive. This award may be periodically re-adjusted with the intent that 50% of the value of their equity award is delivered in stock options, and 50% of the value is delivered in restricted stock units. Options are granted under the 2006 Compensation Plan for Non-Employee Directors. The exercise price is equal to the closing price of our common stock on the New York Stock Exchange on the date of grant. The options become exercisable at the next annual meeting of stockholders and expire 10 years after grant. Directors who leave the board prior to vesting forfeit their unvested options. In the event an active director dies, the options fully vest and remain exercisable by the directors’ estate for the remainder of the option’s full term.

Deferred Compensation.  Non-employee directors may defer their retainers and restricted stock units. We credit any deferred cash retainers with earnings based on a director’s selection from a group of funds offered to employees participating in our Deferred Compensation Plan. One of these funds tracks the return on our common stock. Earnings credited are not above-market or preferential. The value of deferred retainers paid in shares of our common stock and deferred restricted stock units tracks our common stock performance.

Other Benefits.  We have a Planned Gift Program for Directors (the “Planned Gift Program”) that has been discontinued for all directors elected during or after fiscal 2007. The Planned Gift Program is funded by General Mills-paid life insurance policies on each participating director. Upon the death of a participating director, we donate $1 million to a qualifying charity recommended by the director, and we receive the entire charitable deduction. We are then reimbursed by life insurance proceeds. We have calculated the change in the accrued liability for the benefit in fiscal 2010 and included it under footnote 5, All Other Compensation.

The General Mills Foundation matches charitable contributions made by directors of up to $15,000 in each calendar year to eligible colleges, secondary and elementary schools, and up to $15,000 to eligible art and cultural organizations.

The fiscal 2010 compensation of our non-employee directors is shown in the following table. Stock and option awards reflect the company’s two-for-one stock split with a record date of May 28, 2010.

DIRECTOR COMPENSATION FOR FISCAL 2010

	Fees
	Earned or
	Paid	Stock	Option	All Other
	in Cash(1)	Awards(2)	Awards(3)	Compensation(4)	Total
Name	($)	($)	($)	($)	($)

Bradbury H. Anderson	75,000	90,019	55,116	—	220,135
R. Kerry Clark	78,750	90,019	55,116	—	223,885
Paul Danos	80,000	90,019	55,116	64,665	289,800
William T. Esrey	90,000	90,019	55,116	50,563	285,698
Raymond V. Gilmartin	85,000	90,019	55,116	36,848	266,983
Judith Richards Hope	90,000	90,019	55,116	31,881	267,016
Heidi G. Miller	75,000	90,019	55,116	12,816	232,951
Hilda Ochoa-Brillembourg	75,000	90,019	55,116	35,779	255,914
Steve Odland	75,000	90,019	55,116	29,113	249,248
Lois E. Quam	75,000	90,019	55,116	14,750	234,885
Michael D. Rose	85,000	90,019	55,116	48,164	278,299
Robert L. Ryan	80,000	90,019	55,116	108,092	333,227
Dorothy A. Terrell	86,250	90,019	55,116	34,785	266,170

(1)	Includes the annual retainer and additional fees for directors who chair a board committee or who serve on the audit committee. Mr. Anderson received $75,000 of his fees in common stock (2,222 shares valued at the closing price of our common stock on the New York Stock Exchange on the retainer payment dates).

(2)	Includes the grant date fair value for 2,968 restricted stock units granted to each director upon re-election in fiscal 2010, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). For fiscal 2010, assumptions used to calculate these amounts are factored into Note 11 “Stock Plans” to the audited financial statements included in our annual report on Form 10-K for the fiscal year ended May 30, 2010.

The grant date fair value is based on $30.33 per share, the closing price of our common stock on the New York Stock Exchange on the grant date, September 21, 2009.

At fiscal year end, each non-employee director held 2,968 restricted stock units, except for Mr. Anderson, Mr. Clark, Mr. Danos, Ms. Miller, Ms. Ochoa-Brillembourg, Mr. Odland and Mr. Rose, who each reinvested their dividends and held 3,030 restricted stock units.

(3)	Includes the grant date fair value for 14,836 stock options granted to each director upon re-election in fiscal 2010, calculated in accordance with FASB ASC Topic 718. For fiscal 2010, assumptions used to calculate these amounts are factored into Note 11 “Stock Plans” to the audited financial statements included in our annual report on Form 10-K for the fiscal year ended May 30, 2010.

The grant date fair value is based on the Black-Scholes model valuation of $3.72 per share. The following assumptions were used in the calculation: expected term of 9.5 years; dividend yield of 3.2% annually; a risk-free interest rate of 3.9%; and expected price volatility of 18.8%.

At fiscal year end, the total number of stock options held by each non-employee director was as follows: Mr. Anderson 48,040; Mr. Clark 31,996; Mr. Danos 108,040; Mr. Esrey 188,040; Mr. Gilmartin 188,040;

Ms. Hope 168,040; Ms. Miller 168,040; Ms. Ochoa-Brillembourg 148,040; Mr. Odland 108,040; Ms. Quam 48,040; Mr. Rose 128,040; Mr. Ryan 48,040; and Ms. Terrell 128,040.

(4)	All Other Compensation includes:

All Other Compensation

	Planned	Charitable
	Gift	Matching
	Program(5)	Gifts	Total
Name	($)	($)	($)

B. H. Anderson	—	—	—
R. K. Clark	—	—	—
P. Danos	61,165	3,500	64,665
W. T. Esrey	28,063	22,500	50,563
R. V. Gilmartin	26,848	10,000	36,848
J. R. Hope	25,011	6,870	31,881
H. G. Miller	12,816	—	12,816
H. Ochoa-Brillembourg	20,779	15,000	35,779
S. Odland	10,779	18,334	29,113
L. E. Quam	—	14,750	14,750
M. D. Rose	25,664	22,500	48,164
R. L. Ryan	93,092	15,000	108,092
D. A. Terrell	19,785	15,000	34,785

(5)	Includes interest cost, and with respect to directors with less than five years of service, service cost, recognized in fiscal 2010 in connection with the Planned Gift Program. Calculations assume 7.45% discount rate at the end of fiscal 2010; benefit payment immediately upon death; and mortality rates based on RP2000 Combined Healthy Mortality Table, projected to 2010.

OWNERSHIP OF GENERAL MILLS COMMON STOCK BY
DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table shows the amount of General Mills common stock beneficially owned by (a) each director and director nominee, (b) each named executive officer listed in the Summary Compensation Table, (c) all directors, director nominees and executive officers as a group and (d) each person or group owning more than 5% of our outstanding shares on the dates indicated. Unless otherwise noted, all amounts are as of July 29, 2010, and the stockholders listed in the table have sole voting and investment power with respect to the shares owned by them. Shares and exerciseable options reflect the company’s two-for-one stock split with a record date of May 28, 2010.

	Amount and Nature
	of Beneficial Ownership
			Exercisable	Percent
Name of Beneficial Owner	Shares(1)		Options(2)	of Class

B. H. Anderson	16,554	(3)	48,040		*
R. K. Clark	6,487		31,996		*
P. Danos	14,779		108,040		*
W. T. Esrey	68,388		188,040		*
I. R. Friendly	151,035	(4)	711,000		*
R. V. Gilmartin	69,543		188,040		*
J. R. Hope	60,726		168,040		*
H. G. Miller	26,521		168,040		*
D. L. Mulligan	38,095(5)		215,426		*
H. Ochoa-Brillembourg	19,633		148,040		*
S. Odland	14,792		108,040		*
C. D. O’Leary	74,151		847,900		*
K. J. Powell	206,945		1,015,210		*
L. E. Quam	7,610		48,040		*
M. D. Rose	49,065	(6)	128,040		*
J. J. Rotsch	322,233(7)		805,776		*
R. L. Ryan	12,160		48,040		*
D. A. Terrell	39,437		128,040		*
All directors, nominees and executive officers as a group (26 persons)	1,723,324	(8)	8,046,782	1.5
BlackRock, Inc.	58,663,580	(9)	—	9.1
State Street Bank Corporation	39,131,738	(10)	—	6.1

*	Indicates ownership of less than 1% of the total outstanding shares.

(1)	Includes:

•	Shares of our common stock directly owned;

•	Shares of our common stock allocated to participant accounts under our 401(k) Plan;

•	Restricted stock units that vest within 60 days of July 29, 2010, as to which the beneficial owner currently has no voting or investment power: 2,968 restricted stock units for each non-employee director, except for Mr. Anderson, Mr. Clark, Mr. Danos, Ms. Miller, Ms. Ochoa-Brillembourg, Mr. Odland and Mr. Rose, who each reinvested their dividends and held 3,030 restricted stock units; and 39,018 restricted stock units for all directors, nominees and executive officers as a group; and

•	Stock units that have vested and been deferred, as to which the beneficial owner currently has no voting or investment power: 883 units for Mr. Clark; 11,749 units for Mr. Danos; 25,788 units for Mr. Esrey; 96,778 units for Mr. Friendly; 19,461 units for Mr. Gilmartin; 49,198 units for Ms. Hope; 9,261 units for Ms. Miller; 16,603 units for Ms. Ochoa-Brillembourg; 11,762 units for Mr. Odland; 4,466 units for Mr. Powell; 14,147 units for Mr. Rose; 148,209 units for Mr. Rotsch; 8,142 units for Mr. Ryan; 29,989 units for Ms. Terrell; and 625,325 units for all directors, nominees and executive officers as a group.

(2)	Includes options that were exercisable on July 29, 2010 and options that become exercisable within 60 days of July 29, 2010.

(3)	Includes 2,800 shares held in individual trusts by either Mr. Anderson or his spouse, for which they serve as trustees.

(4)	Includes 2,256 shares held in custodial accounts for Mr. Friendly’s minor children and 16,238 shares held in a trust for the benefit of Mr. Friendly’s spouse and minor children. Mr. Friendly’s spouse serves as trustee of the trust.

(5)	Includes 34,614 shares owned jointly by Mr. Mulligan and his spouse.

(6)	Includes 11,888 shares held in a margin account and deemed to be pledged and 20,000 shares held by Midaro 2000, an investment fund controlled by Mr. Rose.

(7)	Includes 13,047 shares held in a trust for the benefit of Mr. Rotsch’s spouse and 123,972 shares pledged to Wells Fargo as collateral on personal loans.

(8)	Includes 356,643 shares held solely by, jointly by, or in trust for the benefit of family members. Also includes 20,000 shares held by Midaro 2000, an investment fund controlled by Mr. Rose.

(9)	Based on information contained in a Schedule 13G that BlackRock, Inc. and its affiliates, at 55 East 52nd Street, New York, New York 10055, filed with the SEC on January 29, 2010. Effective December 1, 2009, BlackRock, Inc. completed its acquisition of Barclays Global Investors, NA and certain of its affiliates (the “BGI Entities”). As a result, BlackRock, Inc. filed an amendment to the Schedule 13G previously filed by the BGI Entities informing us that BlackRock, Inc. is a parent holding company or control person and has sole investment discretion and voting power over the shares reported. The filing indicated that as of December 31, 2009, BlackRock, Inc. and its affiliates had sole investment power and sole voting power for all of these shares. These shares have been adjusted for the company’s two-for-one stock split with a record date of May 28, 2010.

(10)	Based on information contained in a Schedule 13G jointly filed by State Street Corporation and State Street Bank and Trust Company (“State Street Bank”), at State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111, with the SEC on February 12, 2010. The filing indicated that as of December 31, 2009, State Street Corporation had shared investment power and shared voting power over 39,131,738 shares and State Street Bank, acting in various fiduciary capacities including as fiduciary for our 401(k) Plan, had shared investment power and shared voting power over 33,488,768 shares. State Street Corporation and State Street Bank expressly disclaim beneficial ownership of all shares reported. These shares have been adjusted for the company’s two-for-one stock split with a record date of May 28, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed with the SEC by our directors and executive officers regarding their ownership and transactions in our common stock and written representations from those directors and officers, we believe that each director and executive officer has filed timely reports under Section 16(a) of the Securities Exchange Act of 1934 during fiscal 2010.

PROPOSAL NUMBER 2

ADOPTION OF THE EXECUTIVE INCENTIVE PLAN

Introduction

Stockholders are asked to adopt a proposed Executive Incentive Plan (the “New EIP” or the “Plan”). The New EIP would replace the existing Executive Incentive Plan (the “Current EIP”), which was approved by stockholders in 2000 and which terminates according to its terms on September 25, 2010.

The purpose of the New EIP is to provide cash incentive awards to key executives in recognition of their contributions to the success of the company, and to align the interests of such executives with the interests of the stockholders of the company.

The terms of the New EIP are substantially similar to those of the Current EIP, except that:

•	The New EIP only provides for cash incentive awards whereas the Current EIP also provided for awards of restricted stock units.

•	Awards are subject to enhanced governance and compliance provisions, including the company’s clawback policy, which is described under the “Compensation Policies” section of the Compensation Discussion and Analysis.

•	Awards are subject to additional limits. There is an annual $10 million fixed cap on awards to any individual, in addition to existing aggregate and individual limits on awards.

•	Awards may be made until the compensation committee terminates the Plan.

There is no change in the employees who are eligible to receive awards. The compensation committee currently expects that plan administration and cash awards under the New EIP will be substantially similar to those under the Current EIP. Stockholder approval of the New EIP is being sought to ensure that awards granted under the plan will be fully tax-deductible pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

No cash incentive awards have been granted under the New EIP. The compensation committee will establish the terms of future awards, and it is not currently possible to determine what eligible participants will receive if the New EIP is approved by our stockholders. Awards to our named executive officers under the Current EIP during fiscal 2010 are described under Grants of Plan-Based Awards for Fiscal 2010.

Summary of Material Features of the New EIP

The following summary of the material features of the New EIP is subject to the full text of the Plan contained in Appendix B to this proxy statement.

Plan Term:	The New EIP will become effective September 27, 2010, subject to stockholder approval, and cash incentive awards may be made until the compensation committee terminates the Plan.
Eligible Participants:	All officers of General Mills and its subsidiaries and affiliates, a group of approximately 140 persons, are eligible to receive awards under the New EIP. The compensation committee will determine which employees will receive awards, but it is anticipated that award recipients will be employees holding positions that most significantly affect operating results and provide the greatest opportunity to contribute to current earnings and the future success of General Mills.
Award Types:	Cash incentive awards

Award Limits:	A participant in the New EIP may receive an annual award only if General Mills has positive net earnings during the applicable performance period, and the value of any participant’s award may not exceed 0.5% of General Mills’ net earnings for that performance period, or $10 million annually. The compensation committee has consistently exercised its negative discretion to award amounts well below these limits.
Pursuant to a 1933 stockholder resolution on profit sharing, as modified, the maximum aggregate payout under the 2010 Plan for any fiscal year is the lesser of 5% of adjusted net earnings before income tax, or 10% of the amount by which such earnings as adjusted exceed 10% of total stockholders’ equity as of the beginning of such fiscal year.
Change in Control:	The compensation committee may make such adjustments and/or settlements of awards for the performance period within which a change of control occurs as it deems appropriate and consistent with the Plan’s purposes.
Retirement, Death and Termination:	Participants who retire on or after age 55 with five or more years of service, or who are involuntarily terminated without cause, and the estates of participants who pass away during a fiscal year, will receive a pro rata portion of the award that would have been earned, based on actual performance, had the participants remained employed through the conclusion of the year. Participants who resign or who are terminated for any other reason forfeit awards in the fiscal year of their departure.
Administration:	The New EIP will be administered by the compensation committee, or in certain cases, its delegate, which shall determine, subject to the Plan terms, the amount of the annual cash awards and any other provisions. The committee may interpret the New EIP and establish, amend and rescind any rules relating to it.
Not Permitted Without Stockholder Approval:	Any action to amend the limit on the size of an award to a participant described under the heading “Award Limits” must be approved by General Mills stockholders. No action to amend, suspend or terminate the New EIP may adversely affect the rights of a participant with an already outstanding award without the consent of the participant. However, awards are subject to the company’s clawback policy.
Amendment and Termination:	Subject to board approval, where required, the compensation committee may terminate, amend or suspend the New EIP at any time.
U.S. Tax Consequences	Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by the company. If and to the extent that the New EIP payments satisfy the requirements of Section 162(m) of the Internal Revenue Code and otherwise satisfy the requirements for deductibility under federal income tax law, the company will receive a deduction for the amount constituting ordinary income to the participant. The New EIP is intended to comply with Section 409A of the Internal Revenue Code.

The board of directors unanimously recommends a vote FOR the adoption of the General Mills, Inc. Executive Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of May 30, 2010 with respect to our equity compensation plans. The number of securities and the weighted-average exercise price of outstanding options reflect the company’s two-for-one stock split with a record date of May 28, 2010.

Number of
Securities
Remaining
Available for
	Number of		Future Issuance
	Securities to		Under Equity
	be Issued upon	Weighted-Average	Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (a))
Plan Category	(a)	(b)(1)	(c)

Equity compensation plans approved by security holders	78,646,443 (2)	$25.65	24,337,402 (3)
Equity compensation plans not approved by security holders	14,790,557 (4)	$22.94	—

Total	93,437,000	$25.17	24,337,402

(1)	Weighted-average term of outstanding options is 4.59 years.

(2)	Includes 66,661,406 stock options, 10,634,132 restricted stock units, and 1,350,905 restricted stock units that have vested and been deferred. We granted these awards under the following active stockholder-approved plans: 2009 Stock Compensation Plan, 2006 Compensation Plan for Non-Employee Directors, and the current Executive Incentive Plan; and the following stockholder-approved plans which have been discontinued: 1990 Stock Plan for Non-Employee Directors, Stock Option and Long-Term Incentive Plan of 1993, 1995 Salary Replacement Stock Option Plan, 1996 Compensation Plan for Non-Employee Directors, 1998 Senior Management Stock Plan, 2001 Compensation Plan for Non-Employee Directors, 2003 Stock Compensation Plan, 2005 Stock Compensation Plan, and 2007 Stock Compensation Plan. No future awards may be granted under any of the discontinued plans.

(3)	Includes stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards that we may award under our 2009 Stock Compensation Plan, which had 23,843,604 shares available for grant at fiscal year end. Also includes stock options and restricted stock units that we may award under our 2006 Compensation Plan for Non-Employee Directors, which had 493,798 shares available for grant at fiscal year end. Excludes shares that would be available under the current Executive Incentive Plan, based on company and individual performance subject to certain limits.

(4)	Includes 14,443,242 stock options and 347,315 restricted stock units that have vested and been deferred. These awards include stock options granted to a broad group of employees in fiscal 2000 and 2002, and grants in lieu of salary increases and certain other compensation and benefits. We granted these awards under our 1998 Employee Stock Plan, which provided for the issuance of stock options, restricted stock and restricted stock units to attract and retain employees, and to align their interests with those of stockholders. We discontinued the 1998 Employee Stock Plan in September 2003, and no future awards may be granted under that plan.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The compensation committee of the company has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the fiscal year ended May 30, 2010.

SUBMITTED BY THE COMPENSATION COMMITTEE

Michael D. Rose, Chair
Bradbury H. Anderson
R. Kerry Clark
Raymond V. Gilmartin
Lois E. Quam

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary of 2010 Company Performance and Compensation Actions

General Mills strives to achieve financial performance that consistently ranks in the top quartile of results from our consumer packaged goods industry peer group, and to deliver superior returns to our stockholders in terms of stock price appreciation and dividends. Our research indicates that food companies in our industry peer group with the highest five-year total shareholder return are those with the most consistent performance in terms of sales growth, profit growth, and return on average total capital improvement. As a result, since fiscal 2006, we have measured our financial performance, and calculated our pay for performance incentive compensation, using these measures. Our consumer packaged goods industry peer group is described below under Performance and Compensation Peer Groups.

Fiscal 2010 was a very strong year for General Mills. Our performance was generally superior to that of the consumer packaged goods industry peer group, and especially strong against food companies in that industry peer group. In fact, performance on each of our four equally-weighted corporate performance measures (net sales growth, segment operating profit growth, earnings per share growth, and improvement in return on average total capital) exceeded the median one-, two- and five-year compound growth rates for the consumer packaged goods industry peer group over comparable timeframes. Performance also met or exceeded General Mills’ publicly stated long-term performance goals of low single-digit net sales growth, mid-single-digit segment operating profit growth, high single-digit earnings per share growth and improvement in return on average total capital.

Our financial performance in fiscal 2010 resulted in superior returns to General Mills stockholders. For the year, stock price appreciation plus reinvested dividends represented a 43% return. This was well above our consumer packaged goods industry peer group’s return of 29%, and it was double the 21% return generated by the Standard & Poor’s 500 Index over this same time period.

The compensation committee believes that the company’s long-standing executive compensation programs have been effective at incenting the achievement of superior results, appropriately aligning pay and performance, creating an ownership culture in which company managers think and act like stockholders, and enabling General Mills to attract and retain some of the most talented executives in the global consumer products industry.

The compensation actions taken in fiscal 2010, as approved by the compensation committee in conjunction with counsel from their independent compensation consultant Frederic W. Cook & Co., Inc., included the following:

•	Strong performance-based compensation awards and payouts. Given the combination of superior company and individual performance for the fiscal year, annual and long-term incentive awards for named executive officers were appropriately near the maximum level of our compensation program design. These compensation awards remain competitive against U.S. companies in the consumer packaged goods industry peer group.

•	Prudent leadership during economic uncertainty. In the spring of 2009, given the high level of uncertainty related to the economy and how it would impact our industry and our business, the company took a conservative approach to compensation planning for fiscal 2010:

—	Merit increases for all company officers, including the named executive officers, were delayed until it was clear the overall company results for the year would warrant any increases. As a result, officers received 2% increases to base salary on January 1, 2010, rather than on the original effective date of July 1, 2009.

—	Using our long-standing process and methodology as described under “Performance Measurement” on page 30, the compensation committee approved fiscal 2010 corporate financial performance goals at the beginning of the fiscal year based on the range of expected fiscal 2010 performance at that time for the consumer packaged goods industry peer group. After completing the first half of the fiscal year, with stronger performance projected for our industry peer group, the committee used its discretion to increase the thresholds for what would be considered good to superior performance for segment operating profit growth, earnings per share growth and return on average total capital improvement.

•	Compensation decisions made within context of current and accumulated compensation. Management prepared a detailed analysis of all compensation and benefits paid and accumulated by the named executive officers, referred to as tally sheets. These tally sheets were provided for the compensation committee’s review at every meeting during the fiscal year, so all compensation decisions were made with an overall understanding of the entire rewards package.

•	Compensation programs evaluated for potential risks. As described under The Board’s Role in Risk Management, during fiscal 2010, the compensation committee reviewed management’s assessment of compensation risk, which was conducted with guidance from the committee’s independent compensation consultant. The committee concluded that General Mills’ compensation policies and practices are aligned with the interests of stockholders, appropriately reward pay for performance, and do not create risks that are reasonably likely to have a material adverse effect on the company.

•	Increased opportunities for stockholder engagement. General Mills has a long-standing practice of engagement and open communication with investors. Information on communicating directly with the board of directors can be found under Communications with the Board. During fiscal 2010, the board of directors supplemented this practice by providing stockholders with an advisory vote on executive compensation, beginning at this Annual Meeting. Please see Proposal Number 4.

Compensation Philosophy and Principles

General Mills’ guiding philosophy is to maintain a compensation system that will attract, motivate, reward and retain competitively superior leaders who are able consistently to achieve corporate performance and total stockholder return that is in the top tier of the consumer packaged goods industry peer group. The compensation committee bases its compensation decisions on the following core principles:

•	Pay is Performance Based: Executive compensation at General Mills is tightly linked to company performance. As executives assume greater responsibility, a larger portion of their total compensation becomes dependent on company, business unit, and individual performance. Base salaries are targeted at or below the median of salaries paid by U.S. companies in the consumer packaged goods industry peer group. Annual and long-term incentive programs are designed to build to a total compensation package that will vary from lower quartile positioning for lower quartile performance to upper quartile positioning for upper quartile performance relative to the industry peer group.

•	Stock Ownership is Emphasized: Broad and deep employee stock ownership aligns the interests of employees with those of stockholders. Programs have been created to encourage employees to build and maintain an ownership interest in the company. We have established specific stock ownership guidelines for employees in key management positions throughout the company.

•	Compensation Opportunities must be Competitive: Competition for management talent in the food and consumer products industry is consistently intense. To ensure that executive compensation at General Mills remains competitive, the compensation committee, with the assistance of management and the independent compensation consultant, monitors the compensation practices of peer food and consumer products companies, as well as those of a broader group of leading industrial companies. In performing this analysis, peer group proxy data and two major survey sources are utilized:

—	Consumer Packaged Goods Peer Group Proxy Analysis: The independent compensation consultant compares our pay practices and levels for named executive officers with those disclosed in the annual proxy statements of the 13 major U.S. consumer packaged goods companies that are part of the consumer packaged goods industry peer group.

—	Consumer Packaged Goods Peer Group Survey: Management participates in an annual survey conducted by Hewitt Associates which provides specifics on the pay practices of companies in the consumer packaged goods industry peer group, with which we compare our financial performance and often compete for executive talent.

—	Major Industry Group Survey: For those positions in which the competition for talent is not limited to the consumer packaged goods industry (e.g., many corporate staff positions), the compensation committee compares our pay practices against a comprehensive management compensation survey provided by Towers Watson. For greater precision, a subset of this survey is utilized that provides compensation information for companies from diverse industries with annual revenues between $10 billion and $20 billion. Data from this survey provides a secondary view of executive compensation and general industry context to the peer group data described above. In 2009, the Towers Watson survey contained 761 companies in total and 93 companies in the subset of $10 billion to $20 billion in revenue.

Consumer Packaged Goods Industry Peer Group

The compensation committee, with the assistance of management and the independent compensation consultant, benchmarks our performance and compensation against the consumer packaged goods industry peer group, a group of 13-16 major consumer packaged goods companies, which we sometimes refer to as the “industry peer group.” The industry peer group was established using the following five selection criteria:

•	Branded consumer products companies;

•	Food industry competitors;

•	Large-cap companies, typically with annual revenues in excess of $5 billion;

•	Companies with similar business dynamics and challenges; and

•	Direct competitors for industry talent.

As shown below, the median annual revenues and total assets for the 16 companies in this industry peer group are comparable to those of General Mills. The compensation committee annually reviews the composition of this industry peer group to assure it is the most relevant set of companies to use for comparison purposes. The peer groups utilized for comparisons of performance and compensation are identical with the exception of three European companies (Nestlé, Unilever and Danone) that are in the consumer packaged goods industry peer group but excluded from compensation comparisons, due to the lack of publicly available pay information. The U.S. companies in the consumer packaged goods industry peer group that we use for compensation comparisons are sometimes referred to as the “compensation peer group.”

The following companies comprise the consumer packaged goods industry peer group:

Companies in the Consumer Packaged Goods Industry Peer Group

Campbell Soup Co.	H. J. Heinz Co.
Clorox Co.	The Hershey Co.	PepsiCo, Inc.
The Coca-Cola Co.	Kellogg Co.	The Procter & Gamble Co.
Colgate-Palmolive Co.	Kimberly-Clark Corp.	Sara Lee Corp.
ConAgra Foods, Inc.	Kraft Foods Inc.	Unilever NV*
Danone Inc.*	Nestlé SA*

*Excluded from compensation comparisons due to lack of publicly available pay information.

Companies in the Consumer Packaged Goods Industry Peer Group — Sales, Market Capitalization and Total Assets

In Millions	Sales*	Market Capitalization**	Total Assets*

75th Percentile	$41,098	$83,126	$49,765
Median	17,221	28,389	15,205
25th Percentile	11,968	11,832	9,602

General Mills	$14,796	$23,381	$17,679

Source: Standard & Poor’s Capital IQ
 * As of and for the most recent fiscal year
** As of May 28, 2010

The compensation committee annually reviews comparisons of General Mills’ compensation under various performance scenarios versus compensation peer group practices to ensure our programs function consistently with our compensation philosophy and principles. Based upon these reviews, the compensation committee believes that the compensation paid to General Mills’ named executive officers is reasonable and appropriate.

Elements of the General Mills Total Rewards Program

During fiscal 2010, the General Mills executive pay program consisted of base salary, annual incentive, long-term incentive, broad-based benefits and other perquisites. The Chief Executive Officer and other named executive officers participate in most of the same benefit programs and are subject to the same policies in all material respects as all company officers.

In the following table we have outlined our main objectives regarding:

•	Why General Mills chooses to pay each element;

•	What each element is designed to reward; and

•	How we determine the amount for each element.

Element	Objective & Basis	Market Positioning

Base Salary	To provide fixed income based on: • Size, scope and complexity of the individual’s role • Individual’s current and historical performance • Relative position compared to market pay information	Compensation Peer Group Median or Below

Annual Incentive
To provide focus and rewards for achievement of annual corporate and individual performance:

 • Corporate Performance Measures
(25% each)
  —  Net sales growth
  —  Segment operating profit growth
  —  Earnings per share growth
  —  Return on average total capital improvement

 • Individual Performance Measures
  —  Specific business goals
  —  Strategic projects or initiatives
  —  Organizational/diversity goals
  —  Leadership behaviors and impact

 Officers below the named executive officer level who are in key divisional roles also have unit performance measures incorporated into their annual incentive.

Awards are made in cash and restricted stock unit matches that require an equivalent deposit of personally-owned shares.

The restricted stock unit match can increase or decrease by up to 30% based on corporate performance.

Performance Based:
• Awards range from below to above median for the compensation peer group based on individual and corporate performance

• Awards are well above median of the compensation peer group when corporate performance ranks in the top quartile of our industry peer group

Long-term Incentive
To provide incentive for delivering long-term stockholder value and to retain executives.

Awards are made in restricted stock unit grants and stock option grants.

Awards can increase or decrease by up to 30% based on corporate performance.

Performance Based:
• Awards range from below to above median for the compensation peer group based on corporate performance

• Grants are well above median of the compensation peer group when corporate performance ranks in the top quartile of the industry peer group

Element	Objective & Basis	Market Positioning

Retirement and Health Benefits
To provide competitive retirement security and health benefits.
General Mills’ named executive officers participate in most of the same benefit plans made available to the company’s U.S.-based employees. They include:

 • Disability and life insurance

 • Pension Plan and Supplemental Retirement Plan (a restoration plan)

 •   401(k) Plan and Supplemental Savings Plan with a company match that varies based on corporate performance

 The Supplemental Retirement Plan and Supplemental Savings Plan are restoration plans providing non-qualified benefits that are identical to the broad-based plans but on income above the allowable level of the qualified plans. For more information on our retirement benefits, see Pension Benefits and Other Retirement Savings Plans.

 Named executive officers also participate in an executive insurance plan that provides health and dental benefits. As of December 2009, executive medical coverage was closed to new participants.
Compensation Peer Group Median

Perquisites
To provide competitive executive perquisites.
All of our named executive officers receive the following perquisites:

 • Company provided automobile

 • Reimbursement for a limited amount of financial counseling

 • For reasons of security and efficient time management, the compensation committee encourages the Chief Executive Officer to utilize corporate aircraft for personal use. Mr. Powell is required to reimburse the company for the annual cost of any personal use of corporate aircraft in excess of $100,000. He did not exceed this limit in fiscal 2010.
Compensation Peer Group Median or Below

Pay and Performance Relationship

When determining executive compensation, General Mills achieves its strong performance orientation through aligning total direct compensation (base salary; annual incentive, including cash and restricted stock unit (RSU) match portions; and long-term incentive) with the company’s performance. We evaluate our performance against specific financial goals that are calibrated against performance by the consumer packaged goods industry peer group. Base salary, broad-based benefits and perquisites are the only elements that do not vary annually based upon company performance versus performance goals. Between 80% and 88% of total direct compensation for our named executive officers is performance-based, assuming a median-level of performance, as shown in the charts below.

Performance-Based (At Risk) Compensation: 88%	Performance-Based (At Risk) Compensation: 80%

Performance Measurement

The annual Corporate Performance Rating, as reviewed and approved by the compensation committee, is used in calculations to determine both the annual incentive and long-term incentive awards for the named executive officers. At the beginning of each new fiscal year, a performance grid is established using our four corporate performance measures: net sales growth, segment operating profit growth, earnings per share growth, and return on average total capital improvement. These four metrics are equally weighted (25% for each factor) and have been chosen due to their correlation with total stockholder return.

General Mills’ performance-based compensation plans are designed so that there is not a specific target level of performance. Instead, there is a range of performance goals that correspond to a range of compensation payouts. In determining the specific performance range for each year, the compensation committee generally reviews two-year and five-year historical compound growth rates achieved by companies in the consumer packaged goods industry peer group in order to predict peer group performance levels for the next fiscal year. Some judgment is applied for items significantly affecting comparability of reported rates of growth (for example, significant acquisitions or divestitures).

Our performance rating on each metric can vary from 0 to 1.80. The ranges for each metric are set with the following goals in mind:

General Mills performance at the median of peer company results:	1.30 to 1.50 rating
General Mills performance above peer group median:	1.51 to 1.80 rating
General Mills performance below peer group median:	0.00 to 1.29 rating

Performance Results

The company’s annual Corporate Performance Ratings can vary significantly based on the company’s performance in the fiscal year. One way to assess how difficult or likely it would be for the company to achieve incentive goals is to look at historical results. In the past 10 years (fiscal years 2001 through 2010), Corporate

Performance Ratings have ranged from a low of 1.16 to a high of 1.80. In the past 20 years (fiscal years 1991 through 2010), Corporate Performance Ratings have ranged from 0 to 1.80. Over this 20-year period, annual Corporate Performance Ratings have averaged 1.49.

Fiscal 2010 results on the four corporate performance measures are set forth below and resulted in a 1.76 Corporate Performance Rating.

Corporate Performance Measures	Fiscal 2010 Performance Results*

Net Sales Growth	4%

Segment Operating Profit Growth	8%

Earnings Per Share Growth	16%

Return on Average Total Capital Improvement	150 bps

*	In order to ensure that our ongoing performance is evaluated in a manner that accurately reflects the year-over-year growth in underlying results, the fiscal 2010 performance results reflect adjustments for certain items affecting comparability.

Net sales growth is adjusted to exclude foreign currency translation, divested products and the impact of a 53rd week in fiscal 2009. These adjustments increased net sales growth from 1% as reported in our annual report on Form 10-K for the fiscal year ended May 30, 2010.

Earnings per share growth and return on average total capital improvement exclude the impact of mark-to-market valuation of certain commodity positions and grain inventories, net gain on divestitures, gain from an insurance settlement, the effect of Federal Court decisions on an uncertain tax item, and an enactment date tax charge related to recent health care reform legislation. See pages 45-47 of our annual report on Form 10-K for the fiscal year ended May 30, 2010 for a discussion of these adjusted corporate performance measures and a reconciliation to the results as reported in accordance with generally accepted accounting principles.

Total Stockholder Return

The graph below demonstrates that the company’s financial performance has resulted in superior returns to General Mills stockholders for the last three fiscal years, well above the total returns delivered by an index of our consumer packaged goods industry peer group and the Standard & Poor’s 500 Index.

Source: Bloomberg

Performance-Based Compensation

There is a significant difference in total direct compensation (base salary; annual incentive, including cash and restricted stock unit (RSU) match portions; and long-term incentive) paid to the named executive officers when the company has superior performance (resulting in a 1.80 Corporate Performance Rating) versus significantly below intended performance (resulting in a 1.00 Corporate Performance Rating). The charts below demonstrate the fiscal 2010 range of performance goals and corresponding range of total direct compensation for our Chairman and Chief Executive Officer, Kendall J. Powell. The column “Superior Performance (1.80 Rating)” presents the maximum payout; however, there is no minimum payout. If performance fell below the level indicated under “Significantly Below Intended Performance (1.00 Rating),” total direct compensation similarly would fall below the level indicated in the bar chart, and long-term incentive award values would likely not deliver the estimated grant values.

The bar chart illustrates the potential variability in Mr. Powell’s total direct compensation, depending on company performance. Despite the company’s superior performance in fiscal 2010, Mr. Powell’s total direct compensation remained below median in comparison to our compensation peer group. See the discussion under CEO Performance and Compensation.

*	Includes Mr. Powell’s Salary and Non-Equity Incentive Plan Compensation, as quantified in the Summary Compensation Table, and Stock and Option Awards Tied to Fiscal Year Performance, as quantified under Compensation Earned for Fiscal Year Performance.

Annual Incentive Awards

General Mills has an Executive Incentive Plan that provides the named executive officers with an opportunity to earn an annual incentive award that is paid partially in cash. The balance of the annual incentive award is paid in a restricted stock unit match that requires deposit of an equivalent number of personally-owned shares for the duration of the vesting period.

For the named executive officers, the value of the restricted stock unit match is equal to 30% of their cash incentive award. The restricted stock unit match can be increased or decreased by as much as 30% based on the Corporate Performance Rating for that fiscal year. In fiscal 2010, all employees eligible for the restricted stock unit match received a 26% upward adjustment in grant size based on the 1.76 Corporate Performance Rating.

For the five named executive officers, annual incentive cash awards are determined according to the formulas described below. Annual incentive awards for the named executive officers can vary greatly from year to year based on the Corporate Performance Rating, which can range from 0 to 1.80; and the executive’s Individual Performance Rating, which can range from 0 to 1.50.

Annual Incentive — Cash Portion

Annual Incentive Cash	=	Salary	×	Base Incentive Rate*	×	Corporate Performance Rating	×	Individual Performance Rating

* 50%-75% based on level of responsibility

Annual Incentive — Restricted Stock Unit Match Portion

Annual Incentive RSU	=	Annual Incentive Cash	×	30%	×	Corporate Performance Rating Adjustment	÷	Stock Price on Grant Date

Individual Performance Ratings are based on the achievement of specific annual objectives such as business goals, financial and operating results, completion of strategic initiatives, the quality of business plans, organizational development progress in important areas like diversity and employee development, and demonstration of leadership. The full board approves the Chief Executive Officer’s Individual Performance Rating, and the compensation committee approves the ratings for the other named executive officers.

The restricted stock unit match portion of the annual incentive vests 100% four years after the grant date. To be eligible to receive these restricted stock units, each named executive officer must put an equal number of personally-owned shares of General Mills stock on deposit until the end of the restriction period in order for the restricted stock units to vest. Restricted stock units earn dividend equivalents equal to regular dividends paid on our common stock, which are held and paid only to the extent the underlying restricted stock units vest. For awards made prior to June 2009, dividend equivalents are paid quarterly in cash.

The current Executive Incentive Plan expires in 2010, and we are asking that stockholders approve a new plan at this time. See Proposal Number 2- Approval of the Executive Incentive Plan. Once the current Executive

Incentive Plan expires, restricted stock unit matches will come from the 2009 Stock Compensation Plan and future stock plans.

Long-Term Incentive Awards and Retention Awards

A significant portion of the named executive officers’ pay opportunity is provided through long-term incentive awards granted under the 2009 Stock Compensation Plan.

Awards for each fiscal year are granted annually in June just after fiscal year end. The size of the awards is periodically benchmarked against the long-term incentive awards made by compensation peer group companies to executives holding comparable positions. Each named executive officer’s standard award can be increased or decreased by as much as 30% based on the Corporate Performance Rating for the fiscal year. For the June 2010 awards, all employees eligible for stock compensation received an increase to their long-term incentive grant value of 26% based on the 1.76 Corporate Performance Rating for fiscal 2010.

The value of our long-term incentive awards is delivered 50% in stock options and 50% in restricted stock units. Executives can elect a greater portion in restricted stock units up to a maximum of 75% of the total award value. The restricted stock units vest 100% four years after the grant date. At vest, half of the value of the awards will be settled in cash and half of the value will be settled in stock. The restricted stock units earn dividend equivalents equal to regular dividends paid on our common stock, which are held and paid only to the extent the underlying restricted stock units vest. For awards made prior to June 2009, dividend equivalents are paid quarterly in cash.

The options issued as part of the long-term incentive awards granted for fiscal 2010 performance also vest 100% four years after the grant date. The exercise price per share equals the closing price of our common stock on the New York Stock Exchange on the grant date. The options generally expire 10 years and one month from the grant date. They include the right to pay the exercise price in cash or previously acquired common stock and the right to have shares withheld by the company to pay withholding tax obligations due upon exercise.

Special off-cycle restricted stock unit awards are made periodically by the compensation committee to named executive officers for the purposes of performance recognition and retention. At vest, the awards will be settled in stock. The restricted stock units earn dividend equivalents equal to regular dividends paid on our common stock, which are held and paid only to the extent the underlying restricted stock units vest. In fiscal 2010, the compensation committee granted awards to Mr. Friendly and Mr. O’Leary that vest 100% five years after the April 1, 2010 grant date.

CEO Performance and Compensation

Mr. Powell was promoted to Chairman and Chief Executive Officer in fiscal 2008. Based on the most recent proxy analysis conducted by the independent compensation consultant, Mr. Powell’s total direct compensation for fiscal 2010 is positioned just below the 25th percentile of chief executive officer compensation for U.S. companies in the consumer packaged goods industry peer group.

In assessing Mr. Powell’s individual performance for fiscal 2010, the compensation committee solicited written feedback from all non-employee directors and subsequently discussed the consolidated input with all non-employee directors in executive session. The criteria used to measure Mr. Powell’s performance included the company’s financial and operational performance for fiscal 2010, the overall level of leadership he provided, and his continued ability to develop and implement strategies to enhance stockholder value. The compensation committee also considered Mr. Powell’s performance against his pre-established fiscal year objectives in a number of additional areas such as brand building, key customer initiatives, international expansion, marketplace innovation, margin expansion, productivity improvement, organizational development, diversity, and stockholder relations.

Based on the annual assessment of his performance by the board of directors, the compensation committee recommended and the full board of directors approved a fiscal 2010 annual incentive payment to Mr. Powell of $1,926,622 in cash and a 19,473 restricted stock unit match requiring a deposit of an equivalent number of personally-owned shares; this award includes an upward adjustment of 26% based on the Corporate

Performance Rating of 1.76. Along with the rest of company officers, Mr. Powell received a mid-year merit increase to base salary of $19,300 (or approximately 2%) effective January 1, 2010, which was postponed from July 1, 2009.

Given his outstanding performance and the competitive positioning of his compensation, the compensation committee also recommended and the full board of directors approved an increase to Mr. Powell’s long-term incentive award which resulted in a grant of 91,468 restricted stock units and 457,340 stock options, including an upward adjustment of 26% based on the Corporate Performance Rating of 1.76.

The table below outlines the total direct compensation paid to Mr. Powell and its relative positioning.

Element	Compensation Philosophy Target Positioning	Fiscal 2010 CEO Compensation Market Positioning

Base Salary	Compensation Peer Group Median	Base salary below 25th percentile of the compensation peer group

Annual Incentive	Performance Based: • Awards range from below to above median based on performance. • Awards are well above median when corporate performance ranks in the top quartile.	Including both the cash and restricted stock match portions of the annual incentive, the award was approximately at median for the compensation peer group

Fiscal 2010 performance in top quartile of industry peer group

Long-term Incentive	Performance Based: • Awards range from below to above median based on performance. • Awards are well above median when corporate performance ranks in the top quartile.	Long-term incentive award below 25th percentile of the compensation peer group Fiscal 2010 performance in top quartile of industry peer group

Compensation Policies

Stock Ownership Requirements

Since 1991 the company has maintained stock ownership requirements for senior executives. Currently these targets are ten-times salary for the Chief Executive Officer, five-times salary for senior vice presidents and above, including the named executive officers other than the Chief Executive Officer, and three-times salary for all other corporate officers. Newly-hired or promoted executives are given five years to attain the ownership target. General Mills executives who have been in their role for multiple years generally exceed the stock ownership requirements by significant amounts. As of July 29, 2010, all of our named executive officers had stock ownership levels at or above their respective ownership requirements. Stock ownership includes direct ownership, unvested restricted stock units and shares net of tax withholding from exerciseable options.

Our high level of executive stock ownership is a result of several factors, including strong retention of executive talent (unwanted turnover of the top 500 managers is typically less than 1% annually), longer stock vesting requirements than any company in our compensation peer group (awards vest 100% four years from the grant date), and the restricted stock unit match, which requires that executives deposit an equivalent number of personally-owned shares for the four-year vesting period. In addition, most executives at General Mills hold their stock options for eight years or longer before exercising.

Stock Compensation Award Approval

We have strict administrative guidelines on the timing and approval of stock compensation awards. The compensation committee pre-approves all awards to senior vice presidents and higher-level executive officers, and the board pre-approves awards to the Chief Executive Officer. They typically approve these awards at the regularly scheduled June board meeting, when the rest of the annual and long-term incentive awards are granted to our employees. Under the terms of the 2007 and 2009 Stock Compensation Plans, the company cannot grant stock options at a discount to fair market value on the grant date. Except for the annual June grant, awards to executive officers may not be approved during trading blackout periods.

Independent Compensation Consultant Engagement

The compensation committee has adopted a policy for engagement of the committee’s independent compensation consultant, in order to ensure the consultant’s continuing independence and its accountability to the committee. The compensation committee has the sole authority to retain or replace the independent compensation consultant. Compensation committee approval is required prior to the company retaining the independent compensation consultant for any executive compensation services or other consulting services or products above an aggregate annual amount of $25,000. In accordance with the policy, the compensation committee selected the firm of Frederic W. Cook & Co., Inc. to be its independent compensation consultant for fiscal 2010. This firm advises the compensation committee on executive and director compensation but performs no other services for the company.

Executive Compensation Clawback Policy

In June 2009, the company adopted an Executive Compensation Clawback Policy. In the event the company is required to restate financial results due to fraud, intentional misconduct, gross negligence or otherwise, the compensation committee may adjust the future compensation, cancel outstanding stock or performance-based awards, or seek recoupment of previous awards for company officers whose conduct contributed significantly to a financial restatement. Also, the compensation committee may take action where it reasonably believes the company’s Employee Code of Conduct or the terms of a separation agreement have been violated. The policy was adopted in response to emerging market practices and to protect stockholder interests, but may be amended to comply with pending federal legislation.

Tax Deductibility of Compensation

Our Executive Incentive Plan, the 2007 Stock Compensation Plan and the 2009 Stock Compensation Plan have each been structured with the intention that cash incentive payments, restricted stock units, stock options, stock appreciation rights and performance awards under these plans can qualify as performance-based compensation, which is tax-deductible to the company under Section 162(m) of the Internal Revenue Code.

SUMMARY COMPENSATION TABLE

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis. They present compensation for individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2010, and for each of the other three most highly-compensated executive officers who were serving as executive officers at the end of fiscal 2010 (the “named executive officers”). Mr. O’Leary was not a named executive officer in fiscal 2008, and therefore information about his compensation for that fiscal year is not included. Equity awards reflect the company’s two-for-one stock split with a record date of May 28, 2010.

The Summary Compensation Table below contains values calculated and disclosed according to SEC reporting requirements. This table reports salary and non-equity incentive plan compensation for the fiscal year in which they are earned. However, it reports stock and option awards granted during the fiscal year, as opposed to those earned for fiscal year performance, which are granted after fiscal year end. For example, fiscal 2010 compensation includes stock and option awards based on fiscal 2009 performance.

In order to more appropriately reflect the total compensation earned by the named executive officers for each fiscal year, we have created the subsequent table, Compensation Earned for Fiscal Year Performance. In this table, we include the stock and option awards earned for fiscal year performance, as opposed to those granted during the fiscal year. The table also includes the annualized value of unvested special off-cycle stock awards that vest over a five-year period, and adjusts out fluctuations in pension value due solely to changes in discount rate from year to year. It is this view of total compensation earned that the compensation committee considers in making compensation decisions for the named executive officers.

Summary Compensation Table

							Change in
							Pension
							Value and
							Non-
						Non-Equity	Qualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
Name and		Salary	Bonus(1)	Awards(2)	Awards(2)	sation(3)	Earnings(4)	sation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Kendall J. Powell	2010	973,042	—	3,724,528	1,706,426	1,926,622	3,691,215	278,581	12,300,414
Chairman and CEO	2009	959,583	—	3,720,566	2,276,223	1,910,770	1,359,154	353,893	10,580,189
	2008	843,333	—	1,280,211	1,654,250	1,674,900	981,360	288,828	6,722,882
Donal L. Mulligan	2010	486,300	—	934,762	383,896	701,400	462,696	122,741	3,091,795
EVP, CFO	2009	468,233	—	918,159	512,092	683,738	75,854	135,304	2,793,380
	2008	420,500	—	1,050,142	317,616	584,628	47,756	89,167	2,509,809
Jeffrey J. Rotsch	2010	555,832	—	1,064,310	447,871	733,698	1,824,346	165,091	4,791,148
EVP, Worldwide Sales &	2009	549,259	—	1,081,604	597,422	729,142	582,873	162,965	3,703,265
Channel Development	2008	525,208	—	718,296	992,550	709,031	536,176	129,350	3,610,611
Ian R. Friendly	2010	520,532	—	1,760,465	447,871	687,102	1,253,033	135,235	4,804,238
EVP, COO, U.S. Retail	2009	514,377	—	1,064,359	597,422	682,836	184,080	256,283	3,299,357
	2008	492,417	—	783,083	992,550	748,163	245,624	1,288,745	4,550,582
Christopher D. O’Leary	2010	500,248	—	1,748,627	447,871	655,925	612,896	157,573	4,123,140
EVP, COO, International	2009	494,334	—	1,053,962	597,422	651,853	116,273	145,039	3,058,883

			Stock Adjustments				Minus
			Minus Stock and Option		Plus Stock and Option		Change in
			Awards Tied to		Awards Tied to		Pension	Total
		Total Compensation	Prior Year Performance		Fiscal Year Performance		Value Due	Compensation
		Per Summary	Stock	Option	Stock	Option	To Discount Rate	Earned For
		Compensation Table	Awards	Awards	Awards	Awards	Changes	Fiscal Year
Name	Year	($)	($)	($)	($)	($)	($)	($)

K. J. Powell	2010	12,300,414	3,724,528	1,706,426	4,149,193	1,865,947	1,786,882	11,097,718
	2009	10,580,189	3,720,566	2,276,223	3,724,528	1,706,426	(455,994)	10,470,348
	2008	6,722,882	1,280,211	1,654,250	3,720,566	2,276,223	(425,470)	10,210,680
D. L. Mulligan	2010	3,091,795	934,762	383,896	1,366,789	515,455	253,177	3,402,204
	2009	2,793,380	918,159	512,092	1,091,362	383,896	(56,194)	2,894,581
	2008	2,509,809	1,050,142	317,616	1,074,759	512,092	(58,571)	2,787,473
J. J. Rotsch	2010	4,791,148	1,064,310	447,871	1,447,754	212,796	952,507	3,987,010
	2009	3,703,265	1,081,604	597,422	1,064,310	447,871	(277,677)	3,814,097
	2008	3,610,611	718,296	992,550	1,081,604	597,422	(319,179)	3,897,970
I. R. Friendly	2010	4,804,238	1,760,465	447,871	1,347,526	515,455	838,471	3,620,412
	2009	3,299,357	1,064,359	597,422	1,189,425	447,871	(223,486)	3,498,358
	2008	4,550,582	783,083	992,550	1,064,359	597,422	(253,463)	4,690,193
C. D. O’Leary	2010	4,123,140	1,748,627	447,871	1,335,745	515,455	350,466	3,427,376
	2009	3,058,883	1,053,962	597,422	1,177,587	447,871	(84,970)	3,117,927

The table below shows the number of stock and option awards earned for fiscal 2010 performance, the annualized number of unvested special off-cycle stock awards, and in the last two columns, the grant date fair value of these awards calculated in accordance with FASB ASC Topic 718.

Stock and Option Awards Based on Fiscal 2010 Performance

					Grant Date Fair Value
		Long-Term				Annual and
	Annual Incentive	Incentive	Long-Term	Annualized	Annualized	Long-Term
	Restricted Stock	Restricted Stock	Incentive Stock	Special Off-Cycle	Special Off-Cycle	Incentive
	Unit Match Award	Unit Award	Option Award	Stock Awards*	Stock Awards*	Awards
Name	(#)	(#)	(#)	(#)	($)	($)

K. J. Powell	19,473	91,468	457,340	—	0	6,015,140
D. L. Mulligan	7,090	25,268	126,337	6,000	156,600	1,725,644
J. J. Rotsch	7,416	31,294	52,156	—	0	1,660,550
I. R. Friendly	6,945	25,268	126,337	4,000	142,760	1,720,221
C. D. O’Leary	6,630	25,268	126,337	4,000	142,760	1,708,440

*	Special off-cycle stock awards are made periodically to named executive officers for the purpose of performance recognition and retention. Mr. Mulligan’s grant was awarded in July 2006; Mr. Friendly and Mr. O’Leary’s grants were awarded in April 2010. These awards vest 100% five years after the grant date. We consider 20% of the value of all unvested special off-cycle grants to be a part of the annual compensation paid to the named executive officers during the vesting period.

(1)	We awarded bonuses based on our achievement of certain performance goals established at the beginning of each fiscal year. Accordingly, bonuses are disclosed under the “Non-Equity Incentive Plan Compensation” column of this table.

(2)	Includes the grant date fair value of (a) restricted stock units and options granted during fiscal 2010 as annual and long-term incentive awards and (b) 20,000 restricted stock units granted to each of Mr. Friendly and Mr. O’Leary on April 1, 2010, vesting 100% on April 1, 2015. These awards were made to recognize their outstanding performance and for retention purposes. Excludes awards based on fiscal 2010 performance but granted after fiscal year end in June 2010.

Grant date fair value is calculated in accordance with FASB ASC Topic 718. For fiscal 2010, assumptions used to calculate these amounts are factored into Note 11 “Stock Plans” of the audited financial statements included in our annual report on Form 10-K for the fiscal year ended May 30, 2010.

The grant date fair value of each stock award granted in fiscal 2010 equals the closing price of our common stock on the New York Stock Exchange on the grant date. The values shown have not been adjusted to reflect that these units are subject to forfeiture.

The grant date fair value of options granted in fiscal 2010 equals $3.18 per share based on the Black-Scholes option-pricing model. The following assumptions were used in the calculation: expected term of 8.5 years; dividend yield of 3.4% annually; a risk-free interest rate of 3.7%; and expected price volatility of 18.9%. The values shown have not been adjusted to reflect that these options are subject to forfeiture.

(3)	Includes the cash portion of the annual incentive award paid to our named executive officers under the Executive Incentive Plan. The annual incentive award was paid partially in cash and partially in restricted stock units, and was based on the achievement of certain individual and corporate performance goals for each fiscal year. For more information on how the annual incentive award is calculated, see the Compensation Discussion and Analysis.

(4)	Includes the annual increase in the actuarial present value of accumulated benefits under our Pension Plan and Supplemental Retirement Plan. There were no above market or preferential earnings on deferred compensation.

There have been no enhanced pension benefits delivered to our named executive officers via a change in plan design over the last three years. The single largest factor for increasing pension values in fiscal 2010 was a change in the discount rate assumption used to calculate the values. Other reasons for the increases relate to additional service, aging and increases in “Final Average Earnings” as defined in the Pension Benefits section. The following table quantifies the discount rate impact and shows “Actual Benefit Value Change,” representing the total change in pension benefits for the year excluding discount rate impact.

Change in Actuarial Present Value of Accumulated Pension Benefits

			Minus	Equals
		Total Change	Discount Rate	Actual Benefit
		for Year	Change*	Value Change
Name	Year	($)	($)	($)

K. J. Powell	2010	3,691,215	1,786,882	1,904,333
	2009	1,359,154	(445,994)	1,805,148
	2008	981,360	(425,470)	1,406,830
D. L. Mulligan	2010	462,696	253,177	209,519
	2009	75,854	(56,194)	132,048
	2008	47,756	(58,751)	106,507
J. J. Rotsch	2010	1,824,346	952,507	871,839
	2009	582,873	(277,677)	860,550
	2008	536,176	(319,179)	855,355
I. R. Friendly	2010	1,253,033	838,471	414,562
	2009	184,080	(223,486)	407,566
	2008	245,624	(253,463)	499,087
C. D. O’Leary	2010	612,896	350,466	262,430
	2009	116,273	(84,970)	201,243

*	2010 — Discount rate decrease from 7.50% to 5.85% increased present value.
2009 — Discount rate increase from 6.90% to 7.50% reduced present value.
2008 — Discount rate increase from 6.20% to 6.90% reduced present value.

(5)	All Other Compensation for fiscal 2010 includes the following amounts:

All Other Compensation

	Matching
	Contributions		Perquisites
	on		and
	Retirement	Tax	Other
	Savings	Reimburse-	Personal
	Plans(6)	ments(7)	Benefits(8)	Total
Name	($)	($)	($)	($)

K. J. Powell	172,999	3,405	102,177	278,581
D. L. Mulligan	68,898	121	53,722	122,741
J. J. Rotsch	79,719	14,315	71,057	165,091
I. R. Friendly	73,921	3,328	57,986	135,235
C. D. O’Leary	70,063	7,501	80,009	157,573

(6)	Includes the company’s fixed and variable matching contributions during fiscal 2010 to the Deferred Compensation Plan, which are made as if the named executive officer contributed these amounts to the 401(k) Plan; the 401(k) Plan; and the Supplemental Savings Plan. For more information on the terms of the matching contributions, see Other Retirement Savings Plans.

Matching Contributions on Retirement Savings Plans

			Matching
	Matching	Matching	Contributions
	Contributions	Contributions	on
	on	on	Supplemental
	Deferred	401(k) Plan	Plan
	Compensation	Contributions	Contributions	Total
Name	($)	($)	($)	($)

K. J. Powell	11,249	13,671	148,079	172,999
D. L. Mulligan	19,076	14,537	35,285	68,898
J. J. Rotsch	46,352	13,831	19,536	79,719
I. R. Friendly	11,008	13,927	48,986	73,921
C. D. O’Leary	—	13,894	56,169	70,063

(7)	Includes reimbursements for tax liabilities accrued as a result of (a) spousal travel to business functions at the request of customers or the company and (b) the receipt of welcome gifts at business functions. These reimbursements are a broad-based benefit available to other employees.

For Mr. Friendly, also includes $1,309 of payments and reimbursements for incremental taxes resulting from Mr. Friendly’s assignment to Cereal Partners Worldwide in Switzerland. The payments were made pursuant to a policy that applies to all employees on international assignment.

(8)	Includes the following perquisites and other personal benefits for fiscal 2010:

Perquisites and Other Personal Benefits

				Executive
	Personal	Personal Use of	Financial	Insurance
	Travel(9)	Executive Car(10)	Counseling	Plans(11)	Other(12)	Total
Name	($)	($)	($)	($)	($)	($)

K. J. Powell	44,827	7,646	15,000	34,292	412	102,177
D. L. Mulligan	727	11,819	6,472	34,292	412	53,722
J. J. Rotsch	19,022	11,713	2,654	34,292	3,376	71,057
I. R. Friendly	2,698	12,584	8,000	34,292	412	57,986
C. D. O’Leary	13,864	11,441	20,000	34,292	412	80,009

(9)	Includes incremental cost of travel, food and activities related to spousal attendance at business functions at the request of customers or the company. This is a broad-based benefit available to other employees.

Also includes the incremental cost of personal use of corporate aircraft. We valued the incremental cost using a method that takes into account aircraft fuel expenses per flight hour and engine maintenance expenses per flight hour attributable to personal use; and to the extent attributable to personal use, any landing and parking fees; flight planning expenses; crew travel expenses; supplies and catering; excise taxes; and customs, foreign permit and similar fees.

We have an Aircraft Time Sharing Agreement with Mr. Powell and a related policy that requires him to reimburse us for personal use of corporate aircraft to the extent that the cost of his personal use exceeds $100,000 in any fiscal year.

(10)	Includes the annual taxable value of the vehicle according to IRS regulations plus the applicable IRS rate per mile to cover fuel and maintenance charges.

(11)	Includes premiums paid for executive medical coverage that exceed the cost of medical coverage made available to most full-time employees based in the United States. Effective in December 2009, executive medical coverage was closed to new participants.

(12)	Includes the nominal cost of welcome gifts received at business functions. This is a broad-based benefit available to other employees.

The following table describes the potential range of annual incentive cash awards for fiscal 2010 performance and equity awards granted in fiscal 2010 for fiscal 2009 performance. The Summary Compensation Table and Compensation Discussion and Analysis include additional information about equity awards granted. Equity awards reflect the company’s two-for-one stock split with a record date of May 28, 2010.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2010

				Estimated Possible Payouts		All Other	All Other
				Under Non-Equity		Stock	Option
				Incentive Plan Awards		Awards:	Awards:		Grant Date
				Significantly		Number of	Number of	Exercise or	Fair Value
				Below Intended	Superior	Shares of	Securities	Base Price	of Stock
				Performance	Performance	Stock or	Underlying	of Option	and Option
				1.00	1.80	Units	Options	Awards	Awards
Name	Grant Date		Award Type	($)	($)	(#)	(#)	($/Sh)	($)

K. J. Powell	6/29/2009	(1)	Cash	1,021,694	1,970,409	—	—	—	—
	6/29/2009	(2)	RSU	—	—	26,076	—	—	728,042
	6/29/2009	(3)	RSU	—	—	107,324	—	—	2,996,486
	6/29/2009	(4)	Options	—	—	—	536,612	27.92	1,706,426
D. L. Mulligan	6/29/2009	(1)	Cash	374,451	722,156	—	—	—	—
	6/29/2009	(2)	RSU	—	—	9,332	—	—	260,549
	6/29/2009	(3)	RSU	—	—	24,148	—	—	674,212
	6/29/2009	(4)	Options	—	—	—	120,722	27.92	383,896
J. J. Rotsch	6/29/2009	(1)	Cash	389,082	750,373	—	—	—	—
	6/29/2009	(2)	RSU	—	—	9,952	—	—	277,860
	6/29/2009	(3)	RSU	—	—	28,168	—	—	786,451
	6/29/2009	(4)	Options	—	—	—	140,840	27.92	447,871
I. R. Friendly	6/29/2009	(1)	Cash	364,372	702,718	—	—	—	—
	6/29/2009	(2)	RSU	—	—	9,320	—	—	260,214
	6/29/2009	(3)	RSU	—	—	28,168	—	—	786,451
	6/29/2009	(4)	Options	—	—	—	140,840	27.92	447,871
	4/1/2010	(5)	Special RSU	—	—	20,000	—	—	713,800
C. D. O’Leary	6/29/2009	(1)	Cash	350,174	675,335	—	—	—	—
	6/29/2009	(2)	RSU	—	—	8,896	—	—	248,376
	6/29/2009	(3)	RSU	—	—	28,168	—	—	786,451
	6/29/2009	(4)	Options	—	—	—	140,840	27.92	447,871
	4/1/2010	(5)	Special RSU	—	—	20,000	—	—	713,800

(1)	Range of Annual Incentive Cash Awards for Fiscal 2010 Performance. Includes payouts of annual cash incentive awards for significantly below intended performance and superior performance in fiscal 2010 under the Executive Incentive Plan. Actual payouts are described in the Summary Compensation Table.

There is no specific target level of performance under our performance-based compensation plans, but a range of performance goals that correspond to a range of compensation payouts. Significantly below intended performance payout assumes performance at the bottom end of the median range in relation to the consumer packaged goods industry peer group, which translates to a Corporate Performance Rating of 1.00 and an Individual Performance Rating of 1.40. Maximum payout assumes superior performance, which translates to a Corporate Performance Rating of 1.80 and an Individual Performance Rating of 1.50. There is no minimum payout. However, if performance fell below the level indicated under “Significantly Below Intended Performance (1.00 Rating),” total direct compensation similarly would fall below the level indicated in the above table, and long-term incentive award values would likely not deliver the estimated grant values. For more information on how incentive awards are calculated based on performance ratings, see the Compensation Discussion and Analysis.

(2)	Restricted Stock Unit Matches for Fiscal 2009 Performance. Includes restricted stock units earned in fiscal 2009 but granted in fiscal 2010 under the Executive Incentive Plan. To be eligible to receive these restricted stock units, each named executive officer must put an equal number of personally-owned shares of General Mills stock on deposit until the end of the restriction period in order for the restricted stock units to vest.

(3)	Long-Term Incentive Restricted Stock Unit Awards for Fiscal 2009 Performance. Includes restricted stock units earned in fiscal 2009 but granted in fiscal 2010 under the 2007 Stock Compensation Plan.

(4)	Long-Term Incentive Option Awards for Fiscal 2009 Performance. Includes options earned in fiscal 2009 but granted in fiscal 2010 under the 2007 Stock Compensation Plan.

(5)	Retention Awards. Includes 20,000 restricted stock units granted under the 2009 Stock Compensation Plan to each of Mr. Friendly and Mr. O’Leary on April 1, 2010, vesting 100% on April 1, 2015. These awards were made to recognize their outstanding performance and for retention purposes.

The long-term incentive awards and restricted stock unit matches described above reflect a 27% increase from median levels due to the fiscal 2009 Corporate Performance Rating. Information on other terms of these awards are described under “Pay and Performance Relationship” in the Compensation Discussion and Analysis. See Potential Payments Upon Termination for a discussion of how equity awards are treated under various termination scenarios.

The following table summarizes the outstanding equity awards as of May 30, 2010 for each of the named executive officers. Equity awards reflect the company’s two-for-one stock split with a record date of May 28, 2010.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

		Option Awards(2)				Stock Awards(2)
						Number of
						Shares or	Market Value
		Number of Securities				Units of	of Shares or
		Underlying Unexercised		Option		Stock	Units of Stock
		Options		Exercise	Option	That Have	That Have
		(#)		Price	Expiration	Not Vested	Not Vested(3)
Name	Vesting Date(1)	Exercisable	Unexercisable	($)	Date	(#)	($)

K. J. Powell	6/26/2010	—	—	—	—	25,000	890,500
	6/26/2010	—	—	—	—	10,586	377,073
	6/25/2011	—	—	—	—	17,552	625,202
	6/25/2011	—	—	—	—	26,000	926,120
	6/23/2012	—	—	—	—	20,608	734,057
	6/23/2012	—	—	—	—	96,760	3,446,591
	6/29/2013	—	—	—	—	26,076	928,827
	6/29/2013	—	—	—	—	107,324	3,822,881
	12/18/2004	145,372	—	20.24	1/18/2011	—	—
	8/01/2005	15,200	—	21.90	9/01/2011	—	—
	12/17/2005	152,500	—	24.81	1/17/2012	—	—
	12/16/2006	120,600	—	21.93	1/16/2013	—	—
	12/15/2007	111,188	—	23.06	1/15/2014	—	—
	12/13/2008	206,250	—	23.49	1/13/2015	—	—
	6/26/2010	—	312,500	25.63	7/26/2016	—	—
	6/25/2011	—	325,000	29.40	7/25/2017	—	—
	6/23/2012	—	483,788	31.70	7/23/2018	—	—
	6/29/2013	—	536,612	27.92	7/29/2019	—	—

			Option Awards(2)				Stock Awards(2)
							Number of
							Shares or	Market Value
			Number of Securities				Units of	of Shares or
			Underlying Unexercised		Option		Stock	Units of Stock
			Options		Exercise	Option	That Have	That Have
			(#)		Price	Expiration	Not Vested	Not Vested(3)
Name	Vesting Date(1)		Exercisable	Unexercisable	($)	Date	(#)	($)

D. L. Mulligan	6/26/2010		—	—	—	—	3,542	126,166
	6/26/2010		—	—	—	—	5,000	178,100
	6/25/2011		—	—	—	—	3,888	138,491
	6/25/2011		—	—	—	—	5,200	185,224
	7/17/2011	*	—	—	—	—	30,000	1,068,600
	6/23/2012		—	—	—	—	21,768	775,376
	6/23/2012		—	—	—	—	7,196	256,322
	6/29/2013		—	—	—	—	9,332	332,406
	6/29/2013		—	—	—	—	24,148	860,152
	12/17/2005		40,000	—	24.81	1/17/2012	—	—
	12/16/2006		35,400	—	21.93	1/16/2013	—	—
	12/16/2006		6,600	—	21.93	1/16/2013	—	—
	12/15/2007		36,376	—	23.06	1/15/2014	—	—
	12/15/2007		2,400	—	23.06	1/15/2014	—	—
	12/13/2008		34,650	—	23.49	1/13/2015	—	—
	6/26/2010		—	60,000	25.63	7/26/2016	—	—
	6/25/2011		—	62,400	29.40	7/25/2017	—	—
	6/23/2012		—	108,840	31.70	7/23/2018	—	—
	6/29/2013		—	120,722	27.92	7/29/2019	—	—
J. J. Rotsch	6/26/2010		—	—	—	—	15,000	534,300
	6/26/2010		—	—	—	—	7,770	276,767
	6/01/2011	*	—	—	—	—	40,000	1,424,800
	6/25/2011		—	—	—	—	15,600	555,672
	6/25/2011		—	—	—	—	8,836	314,738
	6/23/2012		—	—	—	—	25,396	904,606
	6/23/2012		—	—	—	—	8,724	310,749
	6/29/2013		—	—	—	—	9,952	354,490
	6/29/2013		—	—	—	—	28,168	1,003,344
	6/26/2004		12,884	—	19.10	7/26/2010	—	—
	8/01/2004		34,500	—	17.36	9/01/2010	—	—
	12/18/2004		160,000	—	20.24	1/18/2011	—	—
	8/01/2005		16,400	—	21.90	9/01/2011	—	—
	12/17/2005		187,500	—	24.81	1/17/2012	—	—
	12/16/2006		150,000	—	21.93	1/16/2013	—	—
	12/15/2007		140,626	—	23.05	1/15/2014	—	—
	12/13/2008		123,750	—	23.49	1/13/2015	—	—
	6/26/2010		—	187,500	25.63	7/26/2016	—	—
	6/25/2011		—	195,000	29.40	7/25/2017	—	—
	6/23/2012		—	126,976	31.70	7/23/2018	—	—
	6/29/2013			140,840	27.92	7/29/2019	—	—

			Option Awards(2)				Stock Awards(2)
							Number of
							Shares or	Market Value
			Number of Securities				Units of	of Shares or
			Underlying Unexercised		Option		Stock	Units of Stock
			Options		Exercise	Option	That Have	That Have
			(#)		Price	Expiration	Not Vested	Not Vested(3)
Name	Vesting Date(1)		Exercisable	Unexercisable	($)	Date	(#)	($)

I. R. Friendly	6/26/2010		—	—	—	—	6,712	239,081
	6/26/2010		—	—	—	—	15,000	534,300
	6/25/2011		—	—	—	—	11,040	393,245
	6/25/2011		—	—	—	—	15,600	555,672
	6/23/2012		—	—	—	—	25,396	904,606
	6/23/2012		—	—	—	—	8,180	291,372
	6/29/2013		—	—	—	—	9,320	331,978
	6/29/2013		—	—	—	—	28,168	1,003,344
	4/1/2015	*	—	—	—	—	20,000	712,400
	12/17/2005		160,000	—	24.81	1/17/2012	—	—
	12/16/2006		128,000	—	21.93	1/16/2013	—	—
	12/15/2007		120,000	—	23.06	1/15/2014	—	—
	12/13/2008		115,500	—	23.49	1/13/2015	—	—
	6/26/2010		—	187,500	25.63	7/26/2016	—	—
	6/25/2011		—	195,000	29.40	7/25/2017	—	—
	6/23/2012		—	126,976	31.70	7/23/2018	—	—
	6/29/2013		—	140,840	27.92	7/29/2019	—	—
C. D. O’Leary	6/26/2010		—	—	—	—	5,290	188,430
	6/26/2010		—	—	—	—	15,000	534,300
	6/25/2011		—	—	—	—	15,600	555,672
	6/25/2011		—	—	—	—	7,952	283,250
	6/23/2012		—	—	—	—	25,396	904,606
	6/23/2012		—	—	—	—	7,852	279,688
	6/29/2013		—	—	—	—	8,896	316,876
	6/29/2013		—	—	—	—	28,168	1,003,344
	4/1/2015	*	—	—	—	—	20,000	712,400
	6/26/2004		8,460	—	19.10	7/26/2010	—	—
	8/01/2004		14,500	—	17.36	9/01/2010	—	—
	12/18/2004		133,000	—	20.24	1/18/2011	—	—
	8/01/2005		13,800	—	21.90	9/01/2011	—	—
	12/17/2005		160,000	—	24.81	1/17/2012	—	—
	12/16/2006		128,000	—	21.93	1/16/2013	—	—
	12/15/2007		120,000	—	23.06	1/15/2014	—	—
	12/13/2008		105,600	—	23.49	1/13/2015	—	—
	6/26/2010		—	187,500	25.63	7/26/2016	—	—
	6/25/2011		—	195,000	29.40	7/25/2017	—	—
	6/23/2012		—	126,976	31.70	7/23/2018	—	—
	6/29/2013		—	140,840	27.92	7/29/2019	—	—

(1)	Options and restricted stock units vest 100% four years after the grant date, except that the asterisked awards vest 100% five years after the grant date.

(2)	Excludes incentive awards earned in fiscal 2010 but granted in fiscal 2011.

(3)	Market value of unvested restricted stock units equals the closing price of our common stock on the New York Stock Exchange at fiscal year end ($35.62) multiplied by the number of shares or units.

The following table summarizes the option awards exercised and restricted stock units vested during fiscal 2010 for each of the named executive officers. The number of shares acquired on exercise and shares acquired on vesting reflect the company’s two-for-one stock split with a record date of May 28, 2010.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2010

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise(1)	Vesting(2)	Vesting(3)
Name	(#)	($)	(#)	($)

K. J. Powell	156,400	2,555,928	6,634	169,731
D. L. Mulligan	—	—	1,980	50,658
J. J. Rotsch	208,972	3,034,987	3,636	93,027
I. R. Friendly	360,952	5,139,800	2,938	75,169
C. D. O’Leary	132,584	2,341,725	33,254	1,150,954

(1)	Value realized equals the closing price of our common stock on the New York Stock Exchange on the exercise date, less the exercise price, multiplied by the number of shares exercised.

(2)	Mr. Rotsch and Mr. Friendly deferred all shares acquired on vesting of their stock awards. For more information on the terms of deferral, see Nonqualified Deferred Compensation.

(3)	Value realized equals the closing price of our common stock on the New York Stock Exchange on the vesting date multiplied by the number of restricted stock units vested.

PENSION BENEFITS

The company maintains two defined benefit pension plans that include named executive officers:

•	The General Mills Pension Plan (“Pension Plan”) is a tax-qualified plan available generally to non-union employees in the United States that provides benefits based on a formula that yields an annual amount payable over the participant’s life.

•	The Supplemental Retirement Plan of General Mills, Inc. (“Supplemental Retirement Plan”) provides benefits based on the Pension Plan formula in excess of the Internal Revenue Code limits placed on annual benefit amounts and annual compensation under the Pension Plan. The Supplemental Retirement Plan also provides benefits based on the Pension Plan formula that is attributable to deferred compensation.

The following table shows present value of accumulated benefits that named executive officers are entitled to under the Pension Plan and Supplemental Retirement Plan.

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		Credited Service(1)	Benefit(2)	Fiscal Year(3)
Name	Plan Name	(#)	($)	($)

K. J. Powell (4)	Pension Plan	30.7823	971,463	—
	Supplemental Retirement Plan	30.7823	7,911,689	—
D. L. Mulligan (5)	Pension Plan	11.7500	254,590	—
	Supplemental Retirement Plan	11.7500	647,571	—
J. J. Rotsch (4)	Pension Plan	36.0000	1,203,420	—
	Supplemental Retirement Plan	36.0000	5,006,393	—
I. R. Friendly (6)	Pension Plan	26.9861	604,955	—
	Supplemental Retirement Plan	26.9861	2,430,794	—
C. D. O’Leary (5)	Pension Plan	12.5000	296,558	—
	Supplemental Retirement Plan	12.5000	1,036,732	—

(1)	Number of years of credited service equals number of years of actual service.

(2)	Actuarial present value is based on assumptions and methods used to calculate the benefit obligation under standards established by the Financial Accounting Standards Board, including:

•	Discount rate equals 5.85% as of the end of fiscal 2010;

•	Mortality rates based on the RP2000 Combined Healthy Mortality Table, projected to 2010 with Scale AA (post-retirement decrement only);

•	Single life annuity payments;

•	Age 62 (unreduced benefit retirement age), discounted to current age; and

•	No pre-retirement decrements or future increases in pay, service or legislated limits.

(3)	In accordance with Section 409A of the Internal Revenue Code, “key employees,” including the named executive officers, must wait six months from their termination date to begin payment of any Supplemental Retirement Plan benefit accrued after December 31, 2004 and to receive a distribution of their Supplemental Savings Plan account.

(4)	Named executive officer is eligible for early retirement in both the Pension Plan and the Supplemental Retirement Plan.

(5)	Named executive officer is not eligible for early retirement.

(6)	Named executive officer is not eligible for early retirement but currently qualifies for enhanced early retirement reductions under the “Rule of 70,” as described below, in both the Pension Plan and the Supplemental Retirement Plan.

The Pension Plan formula provides an annual benefit amount equal to 50% of Final Average Earnings less 50% of the Social Security benefit, prorated for benefit service of less than 30 years, as discussed below. Final Average Earnings is the greater of (a) average of the highest five calendar years’ of remuneration, and (b) amount in (a) increased by remuneration in the partial year of termination and decreased by the same ratio of remuneration for lowest year in average. Such remuneration generally approximates the salary and non-equity incentive plan compensation reported in the Summary Compensation Table plus the value of the restricted stock unit portion of annual incentive awards that vest during a measurement period. Other restricted stock unit awards and long-term incentive awards are not included in remuneration for these purposes.

Early retirement benefits are available after attaining age 55 and five years of eligibility service. The Final Average Earnings portion of the benefit is reduced by 2% per year for the first three years and by 4% per year for each year thereafter by which commencement precedes age 62. The Social Security offset portion of the benefit is reduced by 5/9% for each of the first 36 months by which commencement precedes age 65. In addition, a temporary early retirement supplement equal to the reduced Social Security benefit above is payable to age 62.

Employees that terminate prior to early retirement eligibility whose age plus years of eligibility service is greater than or equal to 70 at termination (“Rule of 70”), can commence retirement benefits as early as age 55 with early commencement reductions that are somewhat less favorable than those eligible for early retirement. Other terminations that occur prior to early retirement or Rule of 70 eligibility are eligible to commence benefits as early as age 55 with reductions that are closer to actuarial equivalence.

The Supplemental Retirement Plan provides additional supplemental pension benefits to involuntarily terminated participants in the Executive Incentive Plan if the sum of their current age and years of service equals or exceeds 75, and they are not retirement eligible. They receive a supplemental retirement benefit equal to the difference between their vested deferred pension benefit and a benefit determined under the early retirement provisions of the Pension Plan.

All distributions under the Pension Plan and Supplemental Retirement Plan are payable in cash. There are no provisions in either Plan that allow for additional years of service above the service actually earned by a participant.

The normal form of payment under the Pension Plan for unmarried participants is a “Single Life Pension,” which provides for monthly payments for the participant’s lifetime, and for married participants, a “Joint and 50% to Survivor Pension,” which provide for monthly payments for the participant’s lifetime and, after the participant’s death, to the participant’s designated joint pensioner for his or her lifetime in 50% of the amount. Additional forms of payment are a “Joint and 75% to Survivor Pension” and a “Joint and 100% to Survivor Pension,” which provide for monthly payments for the participant’s lifetime and, after the participant’s death, to the participant’s designated joint pensioner for his or her lifetime in 75% or 100% of the same amount, respectively, and a “Life Annuity with Ten Year Certain,” which provides for a pension payable for the participant’s lifetime, provided that if the participant dies before 120 monthly pension payments have been made, monthly payments will continue to the participant’s beneficiary until a total of 120 payments have been made.

The normal form of payment under the Supplemental Retirement Plan for unmarried participants is a “Single Life Pension,” and for married participants, a “Joint and 100% to Survivor Pension.” A “Joint and 50% to Survivor Pension” is also available.

OTHER RETIREMENT SAVINGS PLANS

In addition to the Pension Plan and Supplemental Retirement Plan (both defined benefit plans), the company also offers the General Mills 401(k) Savings Plan (“401(k) Plan”), a qualified plan available generally to employees in the United States, and the Supplemental Savings Plan of General Mills, Inc. (“Supplemental Savings Plan”), a non-qualified plan. The 401(k) Plan provides for participant contributions, together with an employer match. For the named executive officers and other non-union employees, participant contributions can be matched up to 6% of earnable compensation subject to Internal Revenue Code limits. The company match has two components, a fixed and variable match. The fixed match is 50% on the first 6% of pay. In addition, the company at its discretion may add up to another 50% after the close of each fiscal year, as an annual variable match. Company matches that cannot be deposited in the 401(k) Plan due to federal limitations on contributions to qualified plans are credited to the Supplemental Savings Plan for eligible participants. The matching contributions to the 401(k) Plan and Supplemental Savings Plan for the named executive officers for fiscal 2010 are reported in the Summary Compensation Table and reflect 93% of the maximum annual match available. This match was granted to eligible 401(k) Plan participants in light of the company’s fiscal 2010 performance. Distributions from the 401(k) Plan are permitted upon the earlier of termination or age 59.5. Distributions from the Supplemental Savings Plan are made in the calendar year following termination.

NONQUALIFIED DEFERRED COMPENSATION

Our Deferred Compensation Plan is a non-qualified plan that provides most of our executives, including the named executive officers, with the opportunity to defer up to 90% of cash incentives and 100% of restricted stock units. The Chief Executive Officer may defer up to 100% of his base salary, less tax withholding.

Participants’ deferred cash accounts earn a monthly rate of return which tracks the investment return achieved under participant-selected investment funds, most of which are offered to participants in our 401(k) Plan. Here are the available investment funds: Fixed Income Fund, Diversified US Equity Fund, Jennison Long-Term Bond Portfolio, Pooled Real Asset Fund, Diversified International Equity Fund, US Treasury Fund, and Moderate Balanced Fund. Participants are eligible to change their investment mix on a monthly basis.

Stock units in participants’ deferred stock accounts earn dividend equivalents equal to regular dividends paid on our common stock. These dividend equivalents are credited to the accounts or paid out to the participants. Dividend equivalents credited to each account are used to “purchase” additional stock units for the account at a price equal to the closing price of our common stock on the New York Stock Exchange on the dividend payment date.

We credit deferred accounts with additional amounts or stock units, as applicable, equal to the value of the matching contributions that we would have otherwise made to the participants’ 401(k) Plan and Supplemental Savings Plan accounts if the participants had not deferred compensation.

At the time of the deferral election, participants must also select a distribution date and form of distribution. Participants must start receiving distributions from deferred accounts no later than age 70. Furthermore, in the case of deferred cash, participants may not receive distributions for at least one year following the date on which the cash otherwise would have been paid out. In the case of deferred equity awards, participants may not receive shares of common stock in place of stock units for at least one year following the vesting date of the award. Participants may elect to receive distributions in a single payment or up to ten annual installments.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY(1)	in Last FY	in Last FY	Distributions(2)	Last FYE
Name	($)	($)	($)	($)	($)

K. J. Powell	201,600	9,761	61,565	4,288	552,056
D. L. Mulligan	341,869	10,256	231,563	—	1,332,068
J. J. Rotsch	804,344	45,921	1,847,067	4,179	9,321,638
I. R. Friendly	175,956	13,775	932,332	87,791	3,592,969
C. D. O’Leary	—	—	—	—	—

(1)	$201,600 of Mr. Powell’s contributions has been disclosed as base salary for fiscal 2010 in the Summary Compensation Table. Non-equity incentive awards reported in the Summary Compensation Table are deferred after fiscal year-end and do not appear in this column.

(2)	Includes dividends distributed on deferred stock units, in addition to any other withdrawals and distributions.

POTENTIAL PAYMENTS UPON TERMINATION

Payments and benefits received by named executive officers upon termination are governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination became effective as of the last business day of fiscal 2010. The actual amounts to be paid out can only be determined at the time of the named executive officer’s departure from the company.

Pension Plan and Supplemental Retirement Plan

Named executive officers who are terminated for any reason receive their vested benefits under the Pension Plan and Supplemental Retirement Plan as outlined in the Pension Benefits section.

Deferred Compensation Plan

Named executive officers who are terminated for any reason receive contributions and accumulated earnings as outlined in the Nonqualified Deferred Compensation section. Amounts are paid in accordance with the distribution date and form of distribution elected by the named executive officer at time of deferral.

Executive Survivor Income Plan

In the event that a named executive officer dies, his or her surviving spouse, or dependents if there is no surviving spouse, receive a monthly benefit equal to a percentage of the named executive officer’s final average earnings under the Pension Plan (1/12 of 25% for spouses or 1/12 of 12.5% divided equally among dependents). Benefits continue until the spouse’s death or until the dependents no longer satisfy certain eligibility requirements. This benefit is reduced by benefits payable under the company’s retirement plans. The benefit valuation at the end of this section assumes the named executive officer dies at the end of the fiscal year, and payments are made to a surviving spouse. No new participants have been accepted into the Executive Survivor Income Plan since September 1, 2000. All of the named executive officers except Mr. Mulligan participate in the Plan, though executives including Mr. Powell and Mr. Rotsch, who are early retirement eligible with long service, have de minimis benefits.

Stock Compensation Plans

Unvested equity awards granted to the named executive officers under the current Executive Incentive Plan and the 2003, 2005, 2007 and 2009 Stock Compensation Plans are treated as follows:

Restricted Stock
Nature of Termination	Units	Stock Options and Stock Appreciation Rights

Voluntary	Forfeit	Forfeit
Involuntary for Cause	Forfeit	Forfeit
Involuntary without Cause where Age + Years of Service < 70 Years	Fully vest	Fully vest for shorter of remainder of option term or one year, then forfeited
Involuntary without Cause where Age + Years of Service ≥ 70 Years	Fully vest	Normal vesting continues
Retirement — Normal and Early	Fully vest	Normal vesting continues
Death	Fully vest	Pre-June 2002 — pro-rata vest Post-June 2002 — fully vest
Change of Control	Pre-June 2008 — Fully vest	Pre-June 2008 — Fully vest for one year, then revert to normal vesting; then if terminated within two years of change of control, fully vest for six months, then forfeited
	Post-June 2008 — Double- trigger vesting	Post-June 2008 — Fully vest for one year, subject to double-trigger vesting

For double-trigger vesting: (1) the change of control must be consummated and (2) the participant must be involuntarily terminated other than for cause, death or disability, or must voluntarily terminate with good reason within two years of the change of control.

Health Benefits

The named executive officers currently are covered under an executive insurance plan which provides them, as well as their spouses and dependents, with medical and dental coverage. Effective in December 2009, executive medical coverage was closed to new participants.

Upon retirement, under current plan provisions, named executive officers, their spouses and eligible dependents can continue coverage. Named executive officers whose age plus years of service equal at least 70 receive a continuation of this benefit, provided that they pay for coverage until age 65. Access to these medical benefits continues for the spouses and dependents after the named executive officer’s death. If a named executive officer is involuntarily terminated or terminated in connection with a change of control, and is not retirement eligible, he or she can receive a continuation of the medical benefit for up to two years under the Severance Plan described below. If the named executive officers under current plan provisions are placed on disability leave, they and their spouses and dependents receive a continuance of their executive insurance plan coverage for the duration of the leave.

The benefit valuation at the end of this section includes the actuarial present value of executive insurance plan coverage where it continues indefinitely, and the cost of the coverage where it continues for a specified period. The actuarial present value is incremental to what the named executive officer would have received under the retiree medical plan available to other employees. To the extent that our actuarial present value calculations assume coverage over a beneficiary’s expected lifetime, we make this assumption only for estimating the value of benefits in this proxy statement and not as a guarantee of continuing coverage.

Executive Severance Pay and Benefits Program

In June 2007, the company established the General Mills Separation Pay and Benefits Program for Officers (the “Severance Plan”), which formalized the severance payments and benefits for all corporate executives including the named executive officers and materially reduced the benefits provided under the prior Management Continuity Agreements.

For the named executive officers, the Severance Plan provides a two-year continuation of base salary, average bonus, health benefits and outplacement assistance following an involuntary termination other than for cause, death or disability. The Severance Plan also provides for a pro-rated bonus in the year of termination based on actual results for the year. Base salary and bonus continuation payments are made monthly over two years. Medical and dental benefits are maintained by the company for two years.

In the event of a change of control and either (i) an involuntary termination other than for cause, death or disability or (ii) voluntary termination for good reason within two years after a change of control, select senior executives, including each named executive officer, will receive a lump sum payment equal to two years of base salary and bonus payable within 30 days of termination, in addition to the other benefits described above. Bonus for this purpose is the higher of the three-year average bonus and the most recent fiscal year-end bonus.

In the event of a change of control, the Severance Plan also provides for a lump sum cash payment in an amount necessary to ensure that any compensation received upon a change of control is not reduced by the imposition of excise taxes payable under Internal Revenue Code Section 4999. However, if the total amount of change of control payments is less than 110% of the threshold amount established by the Internal Revenue Service, the change of control payment will be reduced so that it does not trigger the payment of any excise tax. The company did not enter into any new contracts or materially amend any contracts to provide for excise tax gross-ups in the last fiscal year.

As a condition of receiving benefits under the Severance Plan, the named executive officers are required to sign a one-year non-competition agreement and agree to maintain the confidentiality of company information indefinitely.

For the purposes of the Severance Plan, “change of control” includes:

•	Certain acquisitions of 20% or more of the voting power of securities entitled to vote in the election of directors;

•	Changes in a majority of the incumbent directors (incumbent directors include directors approved by a majority of the incumbents);

•	Certain reorganizations, mergers, asset sales or other transactions that result in existing stockholders owning less than 60% of the company’s outstanding voting securities; or

•	A complete liquidation of the company.

For the purposes of the Severance Plan, “good reason” includes:

•	Material diminishment of the executive’s position, authority, duties or responsibilities;

•	Decrease in base salary, annual bonus and/or long-term incentive opportunity;

•	Certain required relocations; or

•	Failure to bind successors to the Severance Plan.

Payments and Benefits as of the Last Business Day of Fiscal 2010

The payments and benefits for the named executive officers under each termination scenario are outlined below. Perquisites and other personal benefits are valued on the basis of their aggregate incremental cost to the company.

TERMINATION AND CHANGE OF CONTROL PAYMENTS AND BENEFITS

		Involuntary		Change of
		Not For Cause		Control under
Benefit or Payment	Retirement	Termination	Death	Severance Plan

Prorated Bonus	Yes	Yes	Yes	Yes
Accrued Vacation Pay	Yes	Yes	Yes	Yes
Deferred Compensation Plan Contributions and Earnings	Yes	Yes	Yes	Yes
Vested Benefits in the Pension Plan and Supplemental Retirement Plan(1)	Yes	Yes	Yes	Yes
Vesting of Unvested Restricted Stock Units(2)	Immediate	Immediate	Immediate	Double Trigger for Post-June 2008 Grants
Vesting of Unvested Stock Options(3)	Continued	Rule of 70	Immediate	Double Trigger for Post-June 2008 Grants
Medical Benefits(4)	Continued	Continued 2 yrs	No	Continued 2 yrs
Spouse/Dependent Medical Benefits(4)	Continued	Continued 2 yrs	Continued 6 mos	Continued 2 yrs
Pay Continuance	No	2 Years’ Salary & Bonus	No	2 Years’ Salary & Bonus
Additional Pension Benefit(5)	No	Rule of 75	No	Rule of 75
Outplacement Assistance	No	Yes	No	Yes
Financial Counseling(6)	Yes	Rule of 70	Yes	Rule of 70
Company Car Purchase Option	Yes	Yes	No	No
Executive Survivor Income Plan(7)	No	No	Yes	No
Office Space and Administrative Assistant	CEO Only	No	No	No
Excise Tax & Gross-Up	No	No	No	Conditional

(1)	Mr. Friendly, Mr. Mulligan and Mr. O’Leary are not yet eligible for early retirement.

(2)	For vesting of unvested restricted stock units, the values included in the table below are based on the number of restricted stock units that would have vested if termination occurred on the last business day of fiscal 2010, multiplied by the closing price of our common stock on the New York Stock Exchange as of that date ($35.62).

(3)	For vesting of unvested stock options, the values included in the table below are based on the number of options that would have vested if termination occurred on the last business day of fiscal 2010, multiplied by the difference between the exercise price and the closing price of our common stock on the New York Stock Exchange as of that date ($35.62).

(4)	The values included in the table below assume that a retirement eligible officer, spouse and dependents will rely on retiree medical benefits if the officer is involuntarily terminated or terminated in connection with a change of control, and that the officer’s spouse and dependents will continue to rely on these benefits upon the officer’s death. Non-retirement eligible executives receive up to two years’ continued coverage if they are involuntarily terminated or terminated in connection with a change of control.

(5)	Under the Rule of 75, if the sum of a named executive officer’s age and years of service is equal to or exceeds 75 and the officer is involuntarily terminated before age 55, he or she receives a supplemental retirement benefit equal to the difference between the officer’s vested deferred pension benefit and a benefit determined under the early retirement provisions of the Pension Plan assuming he or she was 55. Mr. Friendly was eligible for this benefit as of the last business day of fiscal 2010.

(6)	In cases of involuntary termination, one year of financial counseling is only available if the named executive officer is also retirement eligible, or if the named executive officer’s age plus years of service is equal to or exceeds 70. All named executive officers except for Mr. Mulligan and Mr. O’Leary qualified as of the last business day of fiscal 2010. It is also available to a named executive officer’s spouse upon the officer’s death, whether or not the officer was retirement eligible.

(7)	No new participants have been accepted into the Executive Survivor Income Plan since September 1, 2000. All of the named executive officers except Mr. Mulligan participate in the Plan, though executives including Mr. Powell and Mr. Rotsch, who are early retirement eligible with long service, have de minimis benefits.

The following table outlines the value of payments and benefits that the named executive officers would receive under various termination scenarios as of the last business day of fiscal 2010, excluding any prorated bonus, accrued vacation pay, Deferred Compensation Plan contributions and earnings, and vested benefits in the Pension Plan and Supplemental Retirement Plan:

		Involuntary
		Not For Cause		Change of
	Retirement	Termination	Death	Control
Name	($)	($)	($)	($)

K. J. Powell	13,822,457	19,099,406	23,582,629	30,797,619
D. L. Mulligan	—	8,436,630	6,294,878	10,366,522
J. J. Rotsch	6,771,784	9,319,042	10,940,974	14,040,506
I. R. Friendly	—	13,928,016	11,537,361	13,928,016
C. D. O’Leary	—	11,832,666	12,698,171	11,876,785

PROPOSAL NUMBER 3

RATIFY APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors is submitting the selection of KPMG LLP to serve as our independent registered public accounting firm for fiscal 2011 for ratification in order to ascertain the views of our stockholders on this selection. Proxies solicited by the board of directors will, unless otherwise directed, be voted to ratify the appointment by the audit committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 29, 2011. If stockholders do not ratify the appointment of KPMG LLP, the audit committee will reconsider its selection, but it retains sole responsibility for appointing and terminating our independent registered public accounting firm.

Representatives from KPMG LLP will attend the Annual Meeting and will have the opportunity to make a statement and answer questions.

The board of directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2011.

AUDIT COMMITTEE REPORT

The Audit Committee.  The audit committee of the board of directors consists of five non-employee directors named below. Each member of the audit committee is an independent director under our guidelines and as defined by New York Stock Exchange listing standards and SEC regulations for audit committee membership. In addition, the board of directors has unanimously determined that Mr. Danos, Mr. Esrey and Mr. Ryan, members of the audit committee, qualify as “audit committee financial experts” within the meaning of SEC regulations and have accounting or related financial management expertise within the meaning of New York Stock Exchange listing standards. The board of directors has also unanimously determined that all audit committee members are financially literate within the meaning of the New York Stock Exchange listing standards. The audit committee, which operates according to its charter, is primarily responsible for oversight of our financial statements and internal controls; assessing and ensuring the independence, qualifications and performance of the independent registered public accounting firm; approving the independent registered public accounting firm’s services and fees; reviewing our risk assessment process and ethical, legal and regulatory compliance programs; and reviewing and approving our annual audited financial statements before issuance, subject to the board of directors’ approval. No members of the audit committee received any compensation from General Mills during the last fiscal year other than directors’ fees. The audit committee’s charter may be found on our website located at www.generalmills.com in the “Investors” section under “Corporate Governance.”

Audit Committee Report.  The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended May 30, 2010.

The audit committee has reviewed and discussed the company’s audited financial statements for the fiscal year ended May 30, 2010 with management, the internal auditor and KPMG LLP, the company’s independent registered public accounting firm, with and without management present. In connection with that review, the audit committee considered and discussed the quality of the company’s financial reporting and disclosures, management’s assessment of the company’s internal control over financial reporting and KPMG LLP’s evaluation of the company’s internal control over financial reporting. The audit committee discussed and reviewed with KPMG LLP critical accounting policies and practices, internal controls, other material written communications to management and the scope of KPMG LLP’s audit. The audit committee also has discussed with KPMG LLP matters relating to its judgments about the quality, as well as the acceptability, of the company’s accounting principles as applied in its financial reporting, as well as the other matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the audit committee has discussed with KPMG LLP its independence from management and the company, as well as the matters in the written disclosures and the letter received from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee received a letter from KPMG LLP confirming its independence and discussed with KPMG LLP the matters covered by that letter.

The audit committee has reviewed all fees paid to KPMG LLP during the fiscal year and has considered the compatibility of KPMG LLP’s performance of non-audit services, including the tax planning services described below, with the maintenance of KPMG LLP’s independence as the company’s independent registered public accounting firm.

Based on the audit committee’s review and discussions referred to above, the audit committee recommended to the company’s board of directors that the company’s audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended May 30, 2010 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE:

Judith Richards Hope, Chair
R. Kerry Clark
Paul Danos
William T. Esrey
Robert L. Ryan

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table shows aggregate fees billed to us for fiscal years ended May 30, 2010 and May 31, 2009 by KPMG LLP, our independent registered public accounting firm.

	Fiscal Year
	(In thousands)
	2010	2009

Audit Fees	$4,868	$4,581	(1)
Audit-Related Fees (2)	665	1,216
Tax Fees (3)	78	100
All Other Fees	—	—

Total Fees	$5,611	$5,897

(1)	2009 Audit Fees are $638,000 less than fees listed in the 2009 proxy statement due to an accrual adjustment.

(2)	Includes audit services for benefit plans and the General Mills Foundation, and due diligence services.

(3)	Includes expatriate tax services, tax return preparation, planning and compliance filings.

The audit committee has determined that performance of services other than audit services is compatible with maintaining the independence of KPMG LLP.

Auditor Services Pre-approval Policy.  The audit committee has a formal policy concerning approval of all services to be provided by KPMG LLP, including audit, audit-related, tax and other services. The policy requires that all services KPMG LLP may provide to us be pre-approved by the audit committee. The chair of the audit committee has the authority to pre-approve permitted services that require action between regular audit committee meetings, provided the chair reports to the full audit committee at the next regular meeting. Certain permitted non-audit services, excluding certain designated audit-related and tax services, are limited to $1,000,000 in the aggregate during any fiscal year. The audit committee approved all services provided by KPMG LLP during fiscal years 2009 and 2010.

PROPOSAL NUMBER 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General Mills’ guiding compensation philosophy is to maintain programs that will attract, motivate, reward and retain competitively superior leaders who are able to consistently achieve top tier corporate performance and total stockholder return. The compensation committee bases its executive compensation decisions on the following core principles:

•	compensation should be tightly linked to company performance, with base salaries that are at or below the median combined with performance-based (at risk) compensation that varies significantly with company performance;

•	broad and deep stock ownership best aligns the interests of management with those of our investors; and

•	compensation must be competitive in order to attract and retain superior leaders who are consistently able to achieve corporate performance that is in the top tier of the consumer packaged goods industry.

We believe that the company’s long-standing executive compensation programs have been effective at incenting the achievement of superior results, appropriately aligning pay and performance, creating an ownership culture in which company managers think and act like stockholders, and in enabling General Mills to attract and retain some of the most talented executives in the global consumer products industry.

Fiscal 2010 was a very strong year for General Mills. Our performance was generally superior to that of the consumer packaged goods industry peer group, and especially so against food companies in that industry peer group. Performance also met or exceeded General Mills’ publicly stated long-term performance goals of low single-digit net sales growth, mid-single-digit segment operating profit growth, high single-digit earnings per share growth and improvement in return on average total capital. Our financial performance in fiscal 2010 resulted in superior returns to General Mills stockholders. For the year, stock price appreciation plus reinvested dividends represented a 43% return. This was well above our consumer packaged goods industry peer group’s return of 29%, and it was double the 21% return generated by the Standard & Poor’s 500 Index over this same time period.

Compensation actions taken in fiscal 2010 for the named executive officers featured:

•	the compensation committee’s mid-year use of judgment to increase financial thresholds for what would be considered superior performance for the fiscal year, once stronger performance was projected for our industry peer group;

•	strong performance-based awards resulting from superior company and individual performance and from the compensation structure approved prior to the start of the fiscal year; and

•	adoption or continued use of governance practices designed to enhance compensation evaluation and decision making processes, including provision of tally sheets at every compensation committee meeting, placing current and accumulated compensation within context; implementation of a compensation risk assessment process; and voluntary adoption of this advisory vote on executive compensation.

Stockholders are encouraged to read the Compensation Discussion and Analysis section of this proxy statement for a more detailed discussion of how the company’s compensation programs reflect our overarching compensation philosophy and core principles.

Our board has a long standing commitment to good corporate governance and recognizes the interest that investors have in executive compensation. At our 2009 Annual Meeting of Stockholders, a stockholder proposal seeking an advisory vote on compensation was approved by a majority of the votes cast. In response to the vote and in recognition of growing support for advisory votes on compensation, the board approved a policy to provide stockholders with an opportunity to vote on an advisory resolution concerning our executive compensation philosophy, policies and practices every two years beginning at the 2010 Annual Meeting of Stockholders. While the provisions of the recently enacted Wall Street Reform and Consumer Protection Act of 2010 (the “Financial Reform Act”) will require all public companies to hold advisory votes on compensation beginning in 2011, we are proceeding with our planned vote at this year’s Annual Meeting. Future advisory votes will be held according to the terms of the Financial Reform Act and any related rules or guidance.

Accordingly, stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of General Mills, Inc. approve, on an advisory basis, the overall executive compensation philosophy, policies and practices described in the Compensation Discussion and Analysis set forth in this proxy statement.

The advisory vote will not be binding on the compensation committee or the board of directors. However, they will carefully consider the outcome of the vote and take into consideration any concerns raised by investors when determining future compensation arrangements.

The board of directors unanimously recommends a vote FOR the advisory resolution approving the overall executive compensation philosophy, policies and practices described in the Compensation Discussion and Analysis section of this proxy statement.

OTHER BUSINESS

We do not know of any other matters to be presented at the 2010 Annual Meeting. If any other matter is properly presented for a vote at the 2010 Annual Meeting, your shares will be voted by the holders of the proxies in their discretion.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q.	How do I receive a printed copy of proxy materials?

A.	To request a printed copy of the proxy materials, please call 800-579-1639, e-mail sendmaterial@proxyvote.com or visit www.proxyvote.com. To make your request, you will need the 12-digit control number printed on your Notice of Internet Availability of Proxy Materials or your proxy card.

Q.	Who is entitled to vote?

A.	Record holders of General Mills common stock at the close of business on July 29, 2010 may vote at the Annual Meeting. On July 29, 2010, 642,216,671 shares of common stock were outstanding and eligible to vote. The shares of common stock in our treasury on that date will not be voted.

Q.	How do I vote?

A.	If you are a stockholder of record or hold stock through the General Mills 401(k) Savings Plan, you may vote using any of the following methods:

•	Via the Internet, by going to the website www.proxyvote.com and following the instructions for Internet voting on the proxy card or Notice of Internet Availability of Proxy Materials that you received in the mail. You will need the 12-digit control number printed on your proxy card or Notice of Internet Availability of Proxy Materials. You may also access instructions for telephone voting on the website;

•	If you received a printed copy of the proxy materials, and reside in the United States or Canada, by dialing 800-690-6903 and following the instructions for telephone voting on the proxy card that you received in the mail. You will need the 12-digit control number printed on your proxy card;

•	If you received a printed copy of the proxy materials, by completing and mailing your proxy card; or

•	By casting your vote in person at the Annual Meeting.

Telephone and Internet voting facilities for stockholders of record will close at 11:59 pm Eastern Daylight Time on Sunday, September 26, 2010. The telephone and Internet voting instruction deadline for 401(k) shares is Midnight Eastern Daylight Time on Thursday, September 23, 2010.

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, we will vote your shares as you direct. You have three choices on each director nominee and other matters to be voted upon. You may vote (or abstain) by choosing FOR, AGAINST or ABSTAIN.

If you are a stockholder of record and do not specify on your returned proxy card or through Internet or telephone prompts how you want to vote your shares, we will vote them FOR the election of the 14 director nominees set forth in this proxy statement, FOR approval of the Executive Incentive Plan, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and FOR the executive compensation philosophy, policies and practices described in our Compensation Discussion and Analysis.

If your shares are held in a brokerage account in your broker’s name (“street name”), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker allows, submit voting instructions by telephone or the Internet. If you provide specific voting instructions by mail, telephone or the Internet, your broker or nominee will vote your shares as you have directed.

Ballots will be passed out during the Annual Meeting to anyone who wants to vote in person at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to vote in person at the Annual Meeting.

Q.	What if I change my mind after I vote my shares?

A.	You can revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Sending written notice of revocation to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440;

•	Submitting a properly signed proxy with a later date;

•	Voting by telephone or the Internet at a time following your prior telephone or Internet vote; or

•	Voting in person at the Annual Meeting.

You also may be represented by another person at the Annual Meeting by executing a proper proxy designating that person.

Q.	How will my General Mills 401(k) Savings Plan shares be voted?

A.	If you hold shares of common stock through the General Mills 401(k) Savings Plan, you may direct State Street Bank and Trust, as the plan fiduciary, how to vote your shares. For shares which are not allocated to participant accounts or for shares for which no direction has been received, State Street will vote those shares in the same proportion as directed shares are voted. State Street may, in exercising its fiduciary responsibility, disregard the direction on behalf of the unallocated shares and shares for which no direction was received and vote in its discretion, if following such direction would be inconsistent with the Employee Retirement Income Security Act. For instructions received by phone or Internet, the deadline is Midnight Eastern Daylight Time on Thursday, September 23, 2010. Any instruction received by State Street regarding your vote shall be confidential.

Q.	What does it mean if I receive more than one proxy card or Notice of Internet Availability of Proxy Materials?

A.	It means you have multiple accounts at the transfer agent and/or with banks or stockbrokers. Please vote all of your accounts. If you would like to consolidate multiple accounts at our transfer agent, please contact Wells Fargo Shareowner Services at 800-670-4763.

Q.	What will happen if I do not vote my shares?

A.	If you do not vote according to the instructions described on your proxy card or Notice of Internet Availability of Proxy Materials, your shares will not be voted. If your shares are held in street name, your brokerage firm may vote your shares on those proposals where it has discretion to vote.

Q.	How many shares must be present to hold the Annual Meeting?

A.	At least one-half of General Mills’ outstanding common shares as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. We will count your shares as present at the Annual Meeting if you:

•	Are present and vote in person at the Annual Meeting; or

•	Have properly submitted a proxy card or voted by telephone or the Internet on a timely basis.

Q.	How many votes are needed to approve each item?

A.	The election of each director; adoption of the Executive Incentive Plan; ratification of the appointment of our independent registered public accounting firm; and approval of our overall executive compensation philosophy, policies and practices require the affirmative vote of a majority of votes cast (excluding abstentions) by stockholders entitled to vote and represented at the Annual Meeting in person or by proxy.

If an incumbent director is not re-elected, the director must promptly offer his or her resignation to the board. The corporate governance committee will recommend to the board whether to accept or reject the resignation, and the board will disclose its decision and the rationale behind it within 90 days from the certification of the election results.

Q.	How will voting on any other business be conducted?

A.	We do not know of any business to be considered at the 2010 Annual Meeting of Stockholders other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Kendall J. Powell and Roderick A. Palmore to vote on such matters in their discretion.

Q.	How are the votes counted?

A.	You are entitled to cast one vote for each share of common stock you own, and there is no cumulative voting. Although abstentions are counted as present at the Annual Meeting for purposes of determining whether there is a quorum under our By-laws, they are not treated as votes cast on a specific proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal on which your broker does not have discretionary authority to vote, including Proposal Numbers 1, 2 and 4 at the Annual Meeting. In this situation, a broker non-vote occurs. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum but will not be considered entitled to vote on the proposal in question. Broker non-votes effectively reduce the number of votes needed to approve the proposal. New York Stock Exchange rules permit brokers discretionary authority to vote on Proposal Number 3 at the Annual Meeting, if they do not receive instructions from the street name holder of the shares. As a result, if you do not vote shares that are held for you in street name, your broker has authority to vote on your behalf with regard to Proposal Number 3.

We have a policy of confidential voting that applies to all stockholders, including our employee-stockholders; Broadridge Investor Communications Solutions will tabulate the votes received.

Q.	Where do I find the voting results of the meeting?

A.	We will publish the voting results in a current report on Form 8-K, which is due to be filed with the SEC within four business days of the Annual Meeting. You can also go to our website at www.generalmills.com.

Q.	How do I submit a stockholder proposal?

A.	If you wish to submit a proposal for inclusion in our next proxy statement, we must receive the proposal on or before April 18, 2011. Please address your proposal to: Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440.

Under our By-laws, if you wish to nominate a director or bring other business before the stockholders at our 2011 Annual Meeting without including your proposal in our proxy statement:

•	You must notify the Corporate Secretary of General Mills in writing between May 30, 2011 and June 29, 2011; and

•	Your notice must contain the specific information required in our By-laws.

If you would like a copy of our By-laws, we will send you one without charge. Please write to the Corporate Secretary of General Mills at the address shown above.

SOLICITATION OF PROXIES

We pay for preparing, printing and mailing this proxy statement and the Notice of Internet Availability of Proxy Materials. We have engaged Georgeson Shareholder Communications Inc. to help us solicit proxies from stockholders for a fee of $15,000, plus reimbursement of out-of-pocket expenses. In addition to Georgeson, our directors, officers and regular employees may, without additional compensation, solicit proxies personally or by e-mail, telephone, fax or special letter. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

DELIVERY AND VIEWING OF PROXY MATERIALS

Electronic Delivery of Proxy Materials.  Simply follow the instructions on your proxy card or Notice of Internet Availability of Proxy Materials to vote via the Internet, or go directly to www.icsdelivery.com/gis, to register your consent to receive our annual report and this proxy statement in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. You may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. Your election to view proxy materials online is perpetual unless you revoke it later. Future proxy cards mailed to you will contain the Internet website address and instructions to view the materials. You will continue to have the option to vote your shares by mail, telephone or the Internet. Certain employee stockholders who have valid work e-mail addresses will not receive a proxy card in the mail but may vote by telephone or via the Internet.

Delivery of Proxy Materials to Households.  SEC rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more stockholders reside. We believe this rule benefits everyone. It eliminates duplicate mailings that stockholders living at the same address receive, and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus and information statements.

If your household would like to receive single rather than duplicate mailings in the future, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061. Each stockholder will continue to receive a separate proxy card or Notice of Internet Availability of Proxy Materials. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees offer stockholders the opportunity to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.

Your household may have received a single set of proxy materials this year. If you would like to receive another copy of this year’s proxy materials, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061.

ANNUAL REPORTS

Our 2010 Annual Report to Stockholders, which includes our consolidated financial statements for the fiscal year ended May 30, 2010, is available on our website at www.generalmills.com in the “Investors” section. Otherwise, please call 800-245-5703 and a copy will be sent to you without charge. You may also request a free copy of our annual report on Form 10-K for the fiscal year ended May 30, 2010 by writing to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440 or via e-mail at corporate.secretary@genmills.com.

YOUR VOTE IS IMPORTANT!

Please vote by telephone or the Internet or, if you received a printed copy of the proxy materials, sign and promptly return your proxy card in the enclosed envelope.

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

The board has established the following guidelines consistent with the current listing standards of the New York Stock Exchange for determining director independence:

•	A director will not be considered independent if, within the preceding three years,

—	the director was an employee of, or an immediate family member of the director was an executive officer of, General Mills;

—	the director or an immediate family member of the director has received during any 12-month period more than $120,000 in direct compensation from us (other than director fees and pension or other deferred compensation for prior service to us);

—	an executive officer of General Mills was on the compensation committee of a company which, at the same time, employed the director or an immediate family member of the director as an executive officer; or

—	the director is a current executive officer or employee of, or an immediate family member of the director is a current executive officer of, another company that does business with us and the annual payments derived from that business by either company accounts for at least (i) $1,000,000 or (ii) two percent, whichever is greater, of the consolidated gross revenues of such company.

•	A director will not be considered independent if:

—	the director or an immediate family member of the director is a current partner of our independent registered public accounting firm;

—	the director is a current employee of our independent registered public accounting firm;

—	an immediate family member of the director is a current employee of our independent registered public accounting firm and personally works on our audit; or

—	the director or an immediate family member of the director was, within the preceding three years, a partner or employee of our independent registered public accounting firm and personally worked on our audit within that time.

•	The following commercial or charitable relationships are immaterial and will not, by themselves, impair a director’s independence:

—	a director or an immediate family member of the director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer;

—	a director or an immediate family member of the director serves as an officer, director or trustee of a tax exempt organization and our contributions to such organization are less than the greater of (i) $120,000 or (ii) two percent of the organization’s consolidated gross revenues;

—	a director or an immediate family member of the director is an executive officer or director of another company that does business with us and the annual payments derived from that business by either company accounts for less than (i) $1,000,000 or (ii) two percent, whichever is greater, of the consolidated gross revenues of such company and the individual is not directly responsible for or involved in the relationship; or

—	a director or an immediate family member holds a less than 10 percent interest in any entity that has a relationship with us.

•	For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. We will explain in our proxy statement the basis for any determination by the board that a relationship is not material if the relationship does not satisfy one of the specific categories of immaterial relationships identified above.

•	Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us (other than director fees and pension or other deferred compensation for prior service to us).

A-1

APPENDIX B

GENERAL MILLS, INC.

EXECUTIVE INCENTIVE PLAN

Adopted September 27, 2010

1.	PURPOSE OF THE PLAN

The purpose of the General Mills, Inc., Executive Incentive Plan (the “Plan”) is to provide financial rewards to key executives of General Mills, Inc. (“General Mills”), its subsidiaries and affiliates (defined as entities in which General Mills, Inc., has a significant equity or other interest) (collectively with General Mills, the “Company”) in recognition of their contributions to the success of the Company, and to align the interests of such executives with the interests of the stockholders of the Company. Awards under this Plan are intended to constitute “qualified performance-based compensation” for purposes of Internal Revenue Code section 162(m), and the Plan shall be construed consistently therewith.

2.	EFFECTIVE DATE

This Plan shall become effective as of September 27, 2010, subject to the approval of the stockholders of General Mills at the Annual Meeting of Stockholders on that date. This Plan is a successor to and replaces the Executive Incentive Plan, amended and approved by stockholders on September 25, 2000. Definitions used in the Plan can be found in Section 11.

3.	ELIGIBLE PERSONS

All officers of the Company shall be “Participants” eligible to receive Awards under the Plan to the extent and pursuant to the discretion of the Committee.

4.	AWARD TYPE

Under this Plan, the Committee may award Participants cash bonuses. Bonus compensation payable under this Plan is intended to be exempt from the requirements of section 409A of the Internal Revenue Code, and applicable Treasury Regulations thereunder, pursuant to the exemption for certain short-term deferral compensation provided under the Treasury Regulations. Notwithstanding the foregoing, to the extent such bonus compensation is subject to the requirements of section 409A, the terms of the Plan applicable to such compensation are intended to comply with the requirements of section 409A and shall be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Further, for purposes of the limitations on nonqualified deferred compensation under section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the section 409A deferral election rules and the exclusion from section 409A for certain short-term deferral amounts.

5.	AWARDS OF CASH BONUSES

(a)	Performance Goal. In order for any Participant to receive an Award for a Performance Period, the Net Earnings of the Company must be greater than zero.

(b)	Awards. At the end of the Performance Period, if the Committee certifies that the requirement of Section 5(a) has been met, and subject to Section 5(f), each Participant shall be deemed to have earned a cash Award equal in value to the Maximum Amount, or such lesser amount as the Committee shall determine in its absolute discretion to be appropriate; provided, however, that the exercise of such discretion with respect to any Participant shall not have the effect of increasing an Award payable to any other Participant.

(c)	Maximum Amount. Notwithstanding any other provision of this Plan, in no event shall the total Award value earned by any Participant for any one Performance Period exceed 0.5 percent of the Company’s Net Earnings for that Performance Period (“Maximum Amount”). Furthermore, in no

event shall the Maximum Amount exceed $10 million for any 12 month Performance Period, prorated for Performance Periods of different lengths. All Awards under this Plan shall be subject to the General Mills 1933 Shareholder Resolution on Profit Sharing, as modified.

(d)	Payment Timing. Awards shall be payable in a lump sum following the conclusion of the Company’s fiscal year and in no event later than two and one-half months following the end of the Company’s fiscal year.

(e)	Employment Requirements. Participants must be employed by the Company as of the last business day of the Company’s fiscal year in order to receive an Award, if any, subject to the following:

(i)	Participants who, during a fiscal year, receive benefits (including but not limited to all or a portion of an incentive award) under the General Mills Separation Pay and Benefits Program for Officers are not eligible for Awards under this Plan.

(ii)	Participants who, during a fiscal year, “retire” on or after age 55 with 5 or more years of service with the Company shall receive an Award equal in amount to what would have been earned for the fiscal year during which the Participant retires had such Participant remained employed through the conclusion of such fiscal year (based on actual performance), adjusted to take into account only the portion of the fiscal year during which the Participant remained actively employed by the Company, payable in a lump sum following the conclusion of such fiscal year but in no event later than two and one-half months following such conclusion.

(iii)	If a Participant dies during a fiscal year an Award shall be paid to the Participant’s estate in an amount equal to the Award that otherwise would have been paid had the Participant remained employed by the Company through the end of the fiscal year (based on actual performance), adjusted to take into account only the portion of the fiscal year during which the Participant remained actively employed by the Company, payable in a lump sum following the conclusion of such fiscal year but in no event later than two and one-half months following such conclusion.

Nothing in this Section 5(e) in any way limits the Committee’s discretionary authority to determine the amount of an Award, or to reduce or eliminate a Participant’s Award, under this Plan. Furthermore, nothing in this Section shall be construed in a manner that would cause any Award which is intended to be a qualified performance-based award under Code section 162(m) to fail to qualify for the section 162(m) exemption from the limitation on deductibility imposed by section 162(m), as amended from time to time.

(f)	Awards subject to Clawback Policy. All Awards are specifically made subject to the Company’s Executive Compensation Clawback Policy.

6.	CHANGE OF CONTROL

Upon a Change of Control the Committee may make such adjustments and/or settlements of Awards for the Performance Period within which the Change of Control occurs as it deems appropriate and consistent with the Plan’s purposes; provided, however, that any such additional adjustments and/or settlements shall be in compliance with section 409A. “Change of Control” as used in this Plan has the meaning provided at Section 2.4 of Plan B of the General Mills Separation Pay and Benefits Program for Officers.

7.	ADMINISTRATION OF THE PLAN

(a)	Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 7, subject to the following:

(i)	Subject to the provisions of the Plan, the Committee shall have the authority and discretion to select from among the eligible Company employees those persons who shall receive Awards, to determine the time or times of receipt, to determine the amounts covered by the Awards, to establish the terms, conditions, restrictions, and other provisions of such Awards, to determine whether objectives and conditions for earning Awards have been met, and to cancel or suspend Awards. In making such determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success, and such other factors as the Committee deems relevant.

(ii)	The Committee shall have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside the United States.

(iii)	The Committee shall have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. There is no obligation for uniformity of treatment of Participants under the Plan.

(iv)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan shall be final and binding.

(b)	Delegation by Committee. Except to the extent prohibited by applicable law, the Committee may delegate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(c)	Withholding Taxes. The Company shall have the right to deduct from all payments hereunder any federal, state, local or foreign taxes or social contributions required by law to be withheld with respect to such Awards. The Participant shall be solely responsible for the satisfaction of any federal, state, local or foreign taxes on payments under the Plan.

(d)	No Rights to Awards. Except as set forth herein, no Company employee or other person shall have any claim or right to be granted an Award under the Plan, or to be granted an Award in any particular amount. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ of the Company or to interfere with the ability of the Company to terminate any employee’s employment relationship at any time.

(e)	No Funding of Plan. The Plan shall be unfunded, and the Awards shall be paid solely from the general assets of the Company. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan. To the extent that any person acquires a right to receive payments under the Plan, the right is no greater than the right of any other unsecured general creditor.

(f)	Offset for Monies Owed. Any payments made under the Plan will be offset for any monies that are owed to the Company to the extent permitted by applicable law.

(g)	Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan or Award shall remain in full force and effect.

(h)	Governing Law. The Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the State of Minnesota.

(i)	Non-alienation. No amounts payable under the Plan shall be subject in any manner to alienation, anticipation, or assignment, nor may they be transferred, pledged, hypothecated or otherwise disposed of during any time before an Award is paid.

8.	AMENDMENTS OF THE PLAN

The Committee may from time to time prescribe, amend and rescind rules and regulations relating to the Plan. Subject to the approval of the Board, where required, the Committee may at any time terminate, amend or suspend the operation of the Plan, provided that no action shall be taken by the Board or the Committee without the approval of the stockholders of General Mills which would amend the Maximum Amount that may be granted to any single Participant.

9.	FOREIGN JURISDICTIONS

The Committee may adopt, amend and terminate arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of any foreign jurisdiction, to employees of the Company who are subject to such laws and who receive Awards under the Plan.

10.	NOTICE

All notices to the Company regarding the Plan shall be in writing, effective as of actual receipt by the Company, and shall be sent to:

General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, Minnesota 55426
Attention: Corporate Compensation

11.	DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below.

“1934 Act” means the Securities Exchange Act of 1934.

“Award” is defined in Section 4.

“Board” means the Board of Directors of General Mills.

“Committee” means the Compensation Committee of the Board, or such other committee as the Board may from time to time select, provided that the Committee must at all times be composed of two or more members of the Board, each of whom qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

“Company” is defined in Section 1.

“General Mills” is defined in Section 1.

“Maximum Amount” is defined in Section 5(c).

“Net Earnings” means the Company’s earnings from continuing operations excluding items identified and disclosed by the Company as non-recurring or special costs and after taxes.

“Participant” is defined in Section 3.

“Performance Period” means a fiscal year of the Company, or such other period as the Committee may from time to time establish.

P. O. BOX 1113
MINNEAPOLIS, MN 55440
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Daylight Time on Sunday, September 26, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by General Mills, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also register your consent by going to www.icsdelivery.com/gis.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Daylight Time on Sunday, September 26, 2010. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to General Mills, Inc., c/o Broadridge Investor Communications Solutions, 51 Mercedes Way, Edgewood, NY 11717.
IF YOU VOTE BY PHONE OR INTERNET,
PLEASE DO NOT MAIL YOUR PROXY CARD

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M26291-P97850	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL MILLS, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4.

Vote on Directors
1.	Election of Directors		For	Against	Abstain			For	Against	Abstain

	Nominees:		☐	☐	☐

1a)	Bradbury H. Anderson		☐	☐	☐		1i) Steve Odland	☐	☐	☐

1b)	R. Kerry Clark		☐	☐	☐		1j) Kendall J. Powell	☐	☐	☐

1c)	Paul Danos		☐	☐	☐		1k) Lois E. Quam	☐	☐	☐

1d)	William T. Esrey		☐	☐	☐		1l) Michael D. Rose	☐	☐	☐

1e)	Raymond V. Gilmartin		☐	☐	☐		1m) Robert L. Ryan	☐	☐	☐

1f)	Judith Richards Hope		☐	☐	☐		1n) Dorothy A. Terrell	☐	☐	☐

1g)	Heidi G. Miller		☐	☐	☐	Vote on Proposals

1h)	Hilda Ochoa-Brillembourg		☐	☐	☐	2.	Approve Executive Incentive Plan.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐	3.	Ratify the appointment of KPMG LLP as General Mills’ independent registered public accounting firm.	☐	☐	☐

Please indicate if you plan to attend this meeting.			☐	☐		4.	Cast an advisory vote on executive compensation.	☐	☐	☐

			Yes	No

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS
Monday, September 27, 2010
11:00 a.m. (Central Daylight Time)
Children’s Theatre Company
2400 Third Avenue South
Minneapolis, Minnesota
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M26292-P97850

PROXY 2010
GENERAL MILLS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
I appoint Kendall J. Powell and Roderick A. Palmore, together and separately, as proxies to vote all shares of common stock that I have power to vote at the annual meeting of stockholders to be held on September 27, 2010 in Minneapolis, Minnesota, and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place. In the event of unforeseen circumstances such as the death or disability of a director nominee, the Board may substitute another person for that nominee. The proxies will vote these shares for that other person unless you instruct us otherwise. The proxies' discretionary authority shall not apply to shares held through the General Mills 401(k) Savings Plan.
This proxy will be voted as directed. If no direction is made, it will be voted “FOR” Proposals 1, 2, 3 and 4.
If you hold shares of common stock through the General Mills 401(k) Savings Plan, you may direct State Street Bank and Trust, as the plan fiduciary, how to vote the shares. For shares which are not allocated to participant accounts or for shares for which no direction has been received, State Street will vote those shares in the same proportion as directed shares are voted. For instructions received by phone or Internet, the deadline is Midnight Eastern Daylight Time on Thursday, September 23, 2010. Any instruction received by State Street regarding your vote shall be confidential.
PLEASE SIGN on the reverse side exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, please sign full name by duly authorized officer.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be signed and dated on reverse side)